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|                            VALUATION ANALYSIS OF                             |
|                       RETRACTABLE TECHNOLOGIES, INC.                         |
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|                           AS OF DECEMBER 8, 2000                             |
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|                                 PREPARED BY                                  |
|                         BUSINESS VALUATION SERVICES                          |
|                              DECEMBER 19, 2000                               |
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

[LETTERHEAD OF BUSINESS VALUATION SERVICES]






December 19, 2000


Mr. Ralph S. Janvey
Krage & Janvey, L.L.P.
2600 San Jacinto Tower
2121 San Jacinto Street
Dallas, Texas  75201

Dear Mr. Janvey:

Pursuant to your authorization, Business Valuation Services has conducted a valuation analysis of Retractable Technologies, Inc. ("RTI" or the "Company") as
of      December 8, 2000.  We prepared our analysis for the purpose of determining the fair market value of the Company's common equity in conjunction with a public offering. No other purpose for our analysis is intended or should be inferred.

For purposes of this appraisal, fair market value is defined as the price at which property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.

We appraised the Company's common equity in accordance with generally accepted appraisal standards and included such valuation tests and procedures as we considered necessary under the circumstances.

Our valuation analysis included, but was not limited to, the following procedures:

     1) A review of the Company's audited financial statements for the years ended December 31, 1995 through December 31, 1999 and unaudited financial statements for the nine months ended September 30, 2000;

     2)   A tour of the Company's manufacturing facility in Little Elm, Texas;

     3) Discussions with Thomas J. Shaw, chief executive officer; Douglas W. Cowan, chief financial officer; Larry Salerno, director of operations; and other RTI employees;

                                                             Mr. Ralph S. Janvey
                                                               December 19, 2000
                                                                          Page 2


     4) Discussions with Ralph S. Janvey and other employees of Krage & Janvey, L.L.P., the Company's legal counsel;

     5)   A review of financial statement forecasts through 2005;

     6)   A review of the Company's business plan dated November 1999;

     7) A review of the National Marketing and Distribution Agreement between RTI and Abbott Laboratories dated May 2, 2000;

     8) A review of the Company's Form 10-SB filed with the U.S. Securities and Exchange Commission on June 23, 2000;

     9) A review of the Company's amended Form 10-SB filed with the U.S. Securities and Exchange Commission on October 25, 2000;

     10) A review of an August 1998 report on the disposable medical supplies industry published by Theta Reports;

     11) A review of a November 1995 report on the "dynamic medical disposable markets" published by Theta Corporation;

     12) A review of a 1996 report on the U.S. disposable needle, syringe and related products markets published by Frost & Sullivan;

     13) A review of various information regarding accidental needle sticks, safety syringes, and safety syringe legislation and regulation;

     14) A review of an October 1999 issue of Health Devices published by ECRI. This issue contained an evaluation of needlestick-prevention devices;

     15) A review of information relating to companies comparable to RTI that were publicly traded as of September 2000;

     16) A review of information relating to transactions (mergers and acquisitions) that involved companies comparable to RTI effective prior to September 2000; and

     17) A review of various industry information and current economic information.

We relied on information received regarding the Company's operations as a fair reflection and made limited investigation as to the accuracy and completeness of such information. Our analysis was based in part on this information as well as on other data we developed.

                                                             Mr. Ralph S. Janvey
                                                               December 19, 2000
                                                                          Page 3


Based on the above procedures and the corresponding underlying analysis, it is our opinion that the fair market value of the common equity of RTI on a minority, marketable basis as of December 8, 2000, is reasonably stated as $336,713,000 or:

                               $14.47 per share

               FOURTEEN DOLLARS AND FORTY-SEVEN CENTS PER SHARE

We are independent of RTI and have no current or prospective interest in the subject assets. Our fee for this appraisal service was in no way influenced by the results of our analysis.

A valuation analysis that explains the scope, procedures and conclusions with respect to this valuation in more detail accompanies this opinion letter. The "Risk Factors," "Statement of Limiting Conditions" and the "Appraisal Certification" are integral parts of this opinion letter and accompanying report.

Respectfully submitted,

BUSINESS VALUATION SERVICES

By:

/s/ SCOTT D. HAKALA                             /s/ Z. ERIC STEPHENS
---------------------------                     ------------------------------
Scott D. Hakala, Ph.D., CFA                     Z. Eric Stephens, CFA
Principal                                       Director of Technical Services

                             VALUATION ANALYSIS OF
                        RETRACTABLE TECHNOLOGIES, INC.
                            AS OF DECEMBER 8, 2000

                               TABLE OF CONTENTS

I. ENGAGEMENT OVERVIEW.............................................. 1
        DESCRIPTION OF THE ASSIGNMENT............................... 1
        SCOPE....................................................... 1
        PROCEDURES.................................................. 2
II. HISTORY AND DESCRIPTION OF THE BUSINESS......................... 3
        RETRACTABLE TECHNOLOGIES, INC............................... 3
        FINANCIAL REVIEW............................................ 4
            Introduction............................................ 4
            Balance Sheet........................................... 5
            Income Statement........................................ 6
III. ECONOMIC AND INDUSTRY ANALYSIS................................. 7
        ECONOMIC ANALYSIS........................................... 7
            Introduction............................................ 7
            National Economy........................................ 7
        INDUSTRY ANALYSIS........................................... 10
            Introduction............................................ 10
            Disposable Medical Supplies............................. 10
            Needles/Syringes........................................ 10
            Blood Collection Tube Holders........................... 12
IV. VALUATION THEORY AND METHODOLOGY................................ 13
        INTRODUCTION................................................ 13
        APPROACHES.................................................. 13
            Cost Approach........................................... 13
            Market Approach......................................... 14
            Income Approach......................................... 14
        APPLICATION TO RTI's ASSETS................................. 14
V. VALUATION ANALYSIS............................................... 16
        INCOME APPROACH ANALYSIS.................................... 16
            Introduction............................................ 16
            Cost of Capital......................................... 18
            Residual Value.......................................... 20
            Operating Forecasts..................................... 21
        MARKET APPROACH............................................. 24
            Introduction............................................ 24
            Capital Market Technique................................ 25
            Transaction Technique - Comparable Companies............ 29
            Transaction Technique - RTI............................. 30
VI. VALUATION CONCLUSION............................................ 31
        SYNTHESIS AND CONCLUSION.................................... 31
        PROCEDURES.................................................. 31
VII. RISK FACTORS................................................... 33
VIII. STATEMENT OF LIMITING CONDITIONS.............................. 35
IX. APPRAISAL CERTIFICATION......................................... 37
X. QUALIFICATIONS OF PRINCIPAL APPRAISERS........................... 38
        SCOTT D. HAKALA, Ph.D., CFA................................. 38
        Z. ERIC STEPHENS, CFA....................................... 39

                             VALUATION ANALYSIS OF
                        RETRACTABLE TECHNOLOGIES, INC.
                            AS OF DECEMBER 8, 2000

                               TABLE OF EXHIBITS


EXHIBIT                          DESCRIPTION
-------               -------------------------------

   I                  HISTORICAL FINANCIAL STATEMENTS

  II                  DISCOUNTED CASH FLOW ANALYSIS

 III                  MARKET APPROACH:  CAPITAL MARKET TECHNIQUE

--------------------------------------------------------------------------------

                            I. ENGAGEMENT OVERVIEW

--------------------------------------------------------------------------------

                            I. ENGAGEMENT OVERVIEW
                            ----------------------

DESCRIPTION OF THE ASSIGNMENT

Pursuant to your authorization, Business Valuation Services ("BVS") has conducted a valuation analysis of Retractable Technologies, Inc. ("RTI" or the "Company") as of December 8, 2000 (the "valuation date"). Our analysis was prepared for the purpose of determining the fair market value of the Company's common equity in conjunction with a public offering. No other purpose for our analysis is intended or should be inferred.

For purposes of this report, fair market value is defined as the price at which property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of the relevant facts.

SCOPE

To conduct a thorough valuation analysis, we used many different sources of information. We reviewed the Company's audited financial statements for the years ended December 31, 1995 through December 31, 1999 and unaudited financial statements for the nine months ended September 30, 2000. We conducted discussions with Company management concerning historical operating results and the prospects for future results, as of the valuation date. We reviewed national economic information and various information relating to the industry in which the Company participates, including a review of information regarding transactions involving companies operating in the subject industry and information for publicly traded companies operating in the subject industry.

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Business Valuation Services                                                   1

PROCEDURES

This valuation analysis was conducted in accordance with generally accepted valuation procedures, including such substantive valuation tests as we considered necessary and appropriate under the circumstances. We relied on information received regarding the Company as a fair reflection and made limited investigation as to the accuracy and completeness of such information. Our analysis was based in part on this information as well as on other data we developed. A full discussion of the methodologies employed appears in the following sections of this report.

BVS is independent of the Company and its owners and has no current or prospective interest, directly or beneficially, in the properties considered in this valuation.

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Business Valuation Services                                                    2

--------------------------------------------------------------------------------

                  II. HISTORY AND DESCRIPTION OF THE BUSINESS

--------------------------------------------------------------------------------

                  II. HISTORY AND DESCRIPTION OF THE BUSINESS
                  -------------------------------------------

RETRACTABLE TECHNOLOGIES, INC.

The information in this section was taken from the Company's business plan, the Series IV Class B Convertible Preferred Stock private placement memorandum dated January 11, 2000, the Company's Form 10-SB filed with the U.S. Securities and Exchange Commission on June 23, 2000 and the Company's amended Form 10-SB filed on October 25, 2000.

The Company, located in Little Elm, Texas, was formed to design, manufacture and sell safety syringes and blood collection tube holders ("BCTHs"). The Company and/or Thomas J. Shaw ("Mr. Shaw"), the Company's president, holds a number of patents on these products, which are sold as part of the VanishPoint(R) product line. After using a standard syringe, a healthcare worker is exposed to a contaminated needle and the risk of an accidental needle stick. A friction ring in the VanishPoint(R) syringe allows the needle to retract directly from the patient into the barrel of the syringe (the BCTHs work similarly). Thus, the likelihood of an accidental needle stick is reduced.

The Company has paid Mr. Shaw a licensing fee of $500,000 for exclusive licensing rights and has paid for all costs of patenting the licensed products, which include all retractable syringes and retractable fluid devices and components and all improvements thereto. In addition, Mr. Shaw receives a 5.0% gross royalty on all licensed product sales.

As of the valuation date, the Company had 193 full-time employees. Approximately five people were engaged in research and development activities, 102 people were engaged in manufacturing and manufacturing engineering, 40 people were engaged in quality assurance and regulatory affairs, 18 people were engaged in sales and marketing,

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Business Valuation Services                                                   3

20 people were engaged in general and administrative functions and eight people were engaged in facilities.

Mr. Shaw and Lillian Salerno, an outside director, own 57.9% and 14.5% of the 19,358,150 common shares outstanding, respectively. The Company also had approximately 3,914,095 shares of convertible preferred stock (various classes and securities) outstanding. In general, one preferred share is convertible to one share of common three years after issuance or upon the Company's filing of an initial registration statement (the Company filed a Form 10-SB on June 23, 2000 and an amended Form 10-SB October 25, 2000).

The Company was established in 1994 and operations commenced in 1995. Commercial production of the Company's 3cc VanishPoint(R) syringe began in mid-1997 and commercial production of BCTHs began in the fourth quarter of 1998. In 1999, sales topped $3 million. On May 4, 2000, the Company entered into a National Marketing and Distribution Agreement with Abbott Laboratories ("Abbott") whereby Abbott will sell RTI products to the hospital market. According to RTI and its independent accountant, the Company completed its development stage coincident with the agreement. A financial review of RTI follows.

FINANCIAL REVIEW

Introduction
------------

Our review of historical financial results focuses primarily on the Company's results for the fiscal years ended December 31, 1995 through 1999 and the nine months ended September 30, 2000.

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Business Valuation Services                                                   4

Balance Sheet
-------------

RTI's historical financial statements are presented in Exhibit I. Current assets totaled $7.8 million (40.2% of total assets) as of September 30, 2000 compared to $2.0 million (14.9% of total assets) as of December 31, 1999. The difference is due in large part to the cash proceeds of a preferred equity offering and increased accounts receivable. As of September 30, 2000, the Company had a cash balance of $4.5 million. Accounts receivable and inventories comprised 10.5% and 4.8% of total assets, respectively, as of September 30, 2000.

Net property, plant and equipment grew from $5.2 million as of December 31, 1996 to $11.1 million as of September 30, 2000, representing a compound average growth rate (CAGR) of approximately 22.2%.

As of September 30, 2000, the Company had $3.7 million in current liabilities (19.1% of total assets). As of that date, current assets were comprised of the current portion of marketing fees payable (5.9% of total assets), current portion of long-term debt (4.9% of total assets), accounts payable (3.9% of total assets), other accrued liabilities (3.3% of total assets) and accrued compensation (1.1% of total assets).

The Company maintained an average debt-to-equity ratio of .41 throughout the review period, excluding 1995 when the Company had no debt. As of September 30, 2000, RTI had a debt-to-equity ratio of 0.60. RTI's long-term debt (excluding current maturities) as a percentage of total assets averaged 22.9% over the review period, excluding 1995; that figure stood at 27.2% as of September 30, 2000. Shareholders' equity increased from approximately $4.5 million in 1995 to $10.5 million as of September 30, 2000, which represents a CAGR of approximately 19.2%.

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Business Valuation Services                                                   5

Income Statement
----------------

Revenues grew from $0.3 million in 1997 to $0.8 million in 1998 to $3.4 million in 1999 to $7.5 million during the 12 months ended September 30, 2000. Historical income statements indicate that the Company began to achieve positive gross profits in 1998. For the 12 months ended September 30, 2000, the Company reported a gross margin of 10.2%; however, if preproduction manufacturing costs, which are classified as operating expenses, are considered a part of the cost of goods sold, the Company's gross profit margins would be reduced to negative 5.7%. Nonetheless, preproduction manufacturing costs declined rapidly as a percentage of sales throughout the review period and were eliminated entirely during the three months ended September 30, 2000.

Operating expenses, including preproduction costs, totaled $9.8 million during the 12 months ended September 30, 2000, resulting in an operating loss of $9.0 million. Operating expenses are rapidly declining as a percentage of sales as the Company begins to spread its fixed costs over a greater sales volume. For the 12 months ended September 30, 2000, the Company experienced a net loss of $9.0 million.

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Business Valuation Services                                                   6

--------------------------------------------------------------------------------

                      III. ECONOMIC AND INDUSTRY ANALYSIS

--------------------------------------------------------------------------------

                      III. ECONOMIC AND INDUSTRY ANALYSIS
                      -----------------------------------

ECONOMIC ANALYSIS

Introduction
------------

When valuing a business, it is important to review the economic conditions that existed as of the valuation date and to assess the impact they might have been expected to have on the business. The impact of economic conditions on company operations will vary from industry to industry, and in some cases, from company to company within an industry. The cycles observed in the economy may have little effect on some companies while dramatically affecting the operations of others. The following economic analysis is intended to provide a brief macroeconomic basis for our valuation analysis.

National Economy
----------------

The national economy has finally begun to slow down as the third quarter of 2000 ends. Preliminary real gross domestic product (GDP) numbers for the third quarter indicate a growth rate of 2.4%. This represents a deceleration and a possible move to a slower growth track. This economic slow-down follows a succession of signals that incorrectly pointed to a much more moderate growth rate than those of the first and second quarters of 2000. It appears that the cumulative effect of higher mortgage rates and slower job growth are finally affecting many consumer markets. The basic economic expansion, however, is still on firm ground and probably sufficient to withstand GDP growth of 3.0% to 3.5% over the next 12 to 18 months. The national economy should stay on a moderate growth course through 2001 with stable interest rates and subdued inflation helping the overall economy. (1)

---------------------
(1) "The Quarterly Economic Review," The Value Line Investment Survey, September 1, 2000.

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Business Valuation Services                                                   7

Real personal consumption expenditures (PCE) slowed dramatically in growth during the second quarter with an annualized increase of 2.9% after an increase of 7.6% in the first quarter.(2) Expenditures for durable goods decreased 5.0% in the second quarter after jumping 23.6% in the first. Expenditures on non-durable goods increased less than they did in the first quarter of 2000. The slowdown in PCE occurred despite generally favorable developments in factors frequently considered in analyses of consumer spending.(3)

Real disposable income increased an estimated 3.4% in the second quarter after a 1.9% increase in the first quarter. The personal savings rate remained at its historic low of 0.2% during the second quarter of 2000.

Domestic corporate profits increased $27.7 billion, or 3.0%, in the second quarter of 2000 over the prior quarter. This continued strong figure for the latest quarter can be mostly attributed to increased profits from domestic nonfinancial industries of $29.8 billion. This 4.7% increase can be attributed to a bigger increase in unit prices than in unit costs. Domestic financial industries saw a modest decrease in profits of $4.7 billion in the second quarter of 2000. The greatest increases in profits came from the wholesale trade and of the transportation and utilities groups as well as "other nonmanufacturing" categories. Profits of manufacturing and of retail trade increased less in the second quarter than they did in the first quarter.(4)

For now, the rate of price growth remains relatively stable. There is a greater chance, however, that the price stability that exists may not last throughout the next 12 months. The further upward spike in oil and electricity prices, the continuing rise in medical care costs, the tightness of the labor market and the dramatic gains in real estate values all

---------------------
(2)   Ibid.
(3) Survey of Current Business, U.S. Department of Commerce, Bureau of Economic Analysis, September 2000.
(4)   Ibid.

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Business Valuation Services                                                   8
put price stability in jeopardy during this current business up cycle, the outlook remains that inflation will be kept at bay. The actions taken by the Fed to keep inflation in check coupled with gains being made in productivity should be the drivers that keep inflation at relatively steady levels. Interest rates are either below or at the levels of the first quarter and the expectation is that they will stay at those levels. Interim deviations, both up and down, from current interest rates are likely, however, as changes in GDP and inflation could cause such movements.

After a string of productive years and a strong first quarter of 2000, the U.S. equity markets cooled during the second quarter and were mixed during the third quarter. The Dow Jones Industrial Average was up 9.8% (annualized) during the third quarter and is up 4.6% for the year ending September 30, 2000. The S&P 500 was down an annualized 3.8% for the quarter, but is up 13.3% over the past one year period. The Nasdaq was down 26.4% annualized for the quarter while it is up 40.0% for the past year.(5) The proclamation of the end of a bull market may be premature, but for the months ahead, caution would sum up most investment sentiments.

Going forward, forecasts are for more moderate economic growth into the latter part of the year with estimates of GDP growth falling to below 3.5%.(6) Inflation will still have to be monitored carefully by the Fed with high-energy prices and a tight labor market expected to continue. A more moderated economic growth rate, may allow the Fed to somewhat relax its aggressive stance against inflation. The uncertainty of the Fed's future monetary policies and the unpredictability of the stock market make short-term forecasts murky at best.

------------------
(5)   Ibid.
(6) "The Quarterly Economic Review," The Value Line Investment Survey, September 1, 2000.

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Business Valuation Services                                                   9

INDUSTRY ANALYSIS

Introduction
------------

While all businesses are influenced to some extent by the economic environment in which they operate, individual industries are often characterized by distinguishing market and economic factors. Our review of the needles/syringes and blood collection tubes segments of the disposable medical supplies industry presents a more detailed discussion of the Company's operating environment as of the valuation date.

Disposable Medical Supplies
---------------------------

According to Theta Reports, the disposable medical supplies industry reported $4.0 billion in sales in 1997 and was expected to grow at an annual rate of 8.0% through 2001. Disposable medical supplies include: needles/syringes, kits and trays, gloves, IV disposables, synthetic wound dressings and blood collection tubes.

The industry is dominated by a small number of manufacturers that are able to maintain relationships with distributors and win long-term contracts with group purchasing organizations ("GPOs"). Allegiance/Baxter and Becton Dickinson ("B-D") are among the largest companies in the industry.

Needles/Syringes
-----------------

Needles/syringes is the largest of the above-listed six categories of disposable medical supplies. In 1997, sales of needles/syringes were $1.0 billion (6.6 billion units). Needles/syringes also appears to be one of the most mature of the six industry segments. Theta Reports estimated that the needles/syringes market would grow at an annual rate of 6.0% from 1997 through 2001, compared to the industry average of 8.0%. The hospital market is the largest needles/syringes market, but the extended care, physician's

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

office and consumer markets are growing faster than the hospital market. It is projected that needles/syringes sales will equal $1.4 billion in 2001. Despite the growth of the extended care, physician's office and consumer markets, the hospital market is expected to remain dominant through 2001. In 1997, the needles/syringes market was dominated by B-D with 71.0% of the market and Sherwood - Davis & Geck Group ("Sherwood") with 22.0% of the market.

Precise national data are not available on the annual number of needlestick and other such injuries among health care workers; however, estimates indicate that 600,000 to 800,000 such injuries occur annually.(7) Such information has sparked a movement toward safety syringes. There are various safety syringes on the market, each with its own design, but in a recent study by ECRI, a non-profit health service research agency that evaluates medical products, the VanishPoint(R) syringe was the sole recipient of the highest possible rating.(8)

The movement toward safety syringes is being accelerated by government regulation and legislative acts requiring the use of safety syringes. Seventeen states have passed safety needle legislation and federal legislation has now been signed into law.

In 1997, safety syringes comprised 6.0% of the total syringe market. In 1999, the figure was 10.0%. Theta Reports estimates that safety syringes will constitute 75.0% of the total syringe market by 2001. Other estimates suggest that safety syringes will comprise 91.0% of the total syringe market by 2003. Still others believe the conversion from standard syringes to safety syringes will take longer.

-------------------
(7) National Institute for Occupational Safety and Health Alert: Preventing Needlestick Injuries in Health Care Settings, November 1999.
(8)   RTI business plan.

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Business Valuation Services                                                  11

Blood Collection Tube Holders
-----------------------------

Evacuated blood collection tubes are used to collect blood samples for laboratory tests. They consist of a stoppered tube at vacuum, which when pierced by a needle located in a vein, will withdraw blood into the tube. RTI makes tube holders. In 1997, 1.3 billion evacuation tubes were sold for a total of $170.0 million. Theta Reports projects that sales will reach 1.5 billion units and $240.0 million in 2001. Theta Reports suggests that this market segment is growing at a rate of 9.0% per year.

There are many parallels between syringes/needles and blood collection tubes. The same companies dominate, the same safety issues arise and the pricing/commodity issues are similar. B-D owns 70.0% of the market, while Sherwood and Terumo, a Japanese company, have 14.0% and 8.0% of the market, respectively. Within this segment, safety products are growing at a 15.0% rate, while standard products are growing at 4.0% per year.

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                     IV. VALUATION THEORY AND METHODOLOGY

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

                     IV. VALUATION THEORY AND METHODOLOGY
                     ------------------------------------

INTRODUCTION

The three generally accepted approaches used in determining the fair market value of businesses or business interests are the cost, market and income approaches. Depending on the facts and circumstance of a particular analysis, application of one or more of these methods may be more appropriate. The simultaneous application of at least two of these three approaches, or the use of more than one approach in an integrated analysis, often allows an appraiser to characterize and quantify various components of value and may improve accuracy. The approach selected for a particular analysis will depend on the appraiser's judgment and the type of assets in question, as well as the quantity and quality of financial, operational and industry data. The following is a brief description of the three general approaches to determining value.

APPROACHES

Cost Approach
-------------

The cost approach considers replacement cost as an indicator of value. The cost approach is based on the assumption that a prudent investor would pay no more for an asset than the amount for which he or she could replace or re-create it. The cost approach is sometimes performed by estimating the replacement cost of an asset similar to the subject. Often, historical cost data can be used to indicate the current cost of reproduction or replacement. Adjustments are made for any physical deterioration or functional and economic obsolescence of the appraised asset. The cost approach is often effective in quantifying the fair market value of an entity's tangible assets (i.e., personal property and improvements).

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Business Valuation Services                                                  13

Market Approach
---------------

Under the market approach, recent sales of comparable companies or securities are analyzed in order to determine the value for a particular asset under study. Adjustments are made to the sales data to account for differences between the subject asset and the comparables and for the timing and circumstances of the comparable sales. The market approach is most applicable to assets that are homogeneous in nature and are actively traded. Relative to other approaches to value, the key strength of the market approach is that it provides objective indications of value while requiring that relatively few assumptions be made.

Income Approach
---------------

The income approach measures the present worth of anticipated future net cash flows generated by a business. The net cash flows are either capitalized in the case of a single period model or forecast for an appropriate period and then discounted to determine their present value using an appropriate discount rate in the case of a multi-period model. In business valuations, net cash flow forecasts require analysis of all variables influencing revenues, expenses and capital investment. An income approach methodology is generally useful because it accounts for the specific contribution of factors driving the value of the firm.

APPLICATION TO RTI's ASSETS

While each of the three valuation methodologies discussed above can be used to theoretically determine the value of any asset, certain of these techniques better lend themselves to the analysis of assets in a particular category of study. For example, fixed assets such as machinery and equipment are often valued using either a cost or a market approach due to the often difficult task of quantifying the portions of income attributable solely to the operation of a particular tangible asset. Using a cost approach,

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the analyst is tasked with determining the cost of replacing the machine or equipment with a similar asset possessing a similar level of utility. Using a market approach, sales of similar types of machinery or equipment are analyzed to draw conclusions as to the asset's value.

For intangible assets (such as assembled workforce, customer relationships or name recognition), an income approach is often the most effective methodology to value the asset. The income stream associated with a customer relationship may be a better indicator of its value than the costs incurred in developing that relationship, as would be suggested by the cost approach. The three methodologies mentioned can often be used in an integrated manner to better utilize the strength of one approach over another.

In the valuation of a going-concern business enterprise, such as a medical instruments manufacturer, tangible assets are readily identifiable by examining the balance sheet. The intangible assets, however, typically include the goodwill associated with the enterprise, the trained and assembled workforce, the value of distribution channels and customer relationships and, perhaps most importantly for a medical instruments manufacturer, its patents. Some of these intangible assets are shown on the balance sheet, but they are recorded at cost, not fair market value. For this reason, we elected not to include the cost approach as a method of valuation of the Company.

In our analysis of the fair market value of RTI, we used the income approach to build a discounted cash flow model to determine the fair market value of RTI's common equity on a minority interest basis. Additionally, we reviewed information and data relating to publicly traded companies with similar operations to that of RTI contemporaneous with the valuation date. We also reviewed information and data relating to transactions involving companies with similar operations to those of RTI, but that data was inconclusive and could not be relied on.

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                             V. VALUATION ANALYSIS

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                             V. VALUATION ANALYSIS
                             ---------------------

INCOME APPROACH ANALYSIS

Introduction
------------

The income approach measures the value of cash flows expected to be generated by an entity over time. As each approach ultimately seeks to capture the value of future cash flows to be generated by the assets of the business, the income approach is the most direct method for determining a firm's fair market value.

One form of income approach, the discounted cash flow approach (DCF), is based on the premise that the value of a business enterprise is the present value of the future economic benefit to be derived by the owners of the business. The discounted cash flow approach requires the following analyses: cost of capital analysis, residual value analysis and operating forecast analysis.

The cost of capital analysis requires consideration of the following aspects of the Company's operations: current capital structure, optimal capital structure, cost of various capital components, weighted-average cost of capital, systematic and nonsystematic risk factors and the marginal cost of capital.

The residual value analysis requires the determination of the value of the prospective cash flow generated by the business after the conclusion of a discrete forecast period. This residual value can be determined by various methods including the development of a price-to-earnings multiple (P/E), a price-to-book value multiple (P/B) or an annuity in perpetuity approach. In our development of a cash flow model for RTI, we elected to use an annuity in perpetuity approach.

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The operating forecast analysis includes revenue analysis, expense analysis and consideration of all other factors affecting the forecast of cash flow, including working capital, investment in fixed assets, depreciation and income taxes. This analysis includes consideration of various industry characteristics such as market dynamics, competitive pressures and regulatory changes.

Based on the results of the analyses discussed above, a forecast of net cash flow from business operations is made for a reasonable and discrete forecast period. The cash flow forecast is discounted at an appropriate discount rate, also referred to as the cost of capital, to determine the present value. The present value of the discrete net cash flow forecast is summed with the present value of the residual value. This summation represents the value of the business enterprise per the discounted cash flow approach.

Our discounted cash flow model is a debt-free model in that our forecast does not include forward debt balances or interest expense. The resulting cash flows are those available to both debt and equity holders. The balance of cash is added and debt, accrued preferred dividends and the value of the outstanding options as of the valuation date are subtracted from the value of the business enterprise to arrive at the value of the Company's common equity. In addition, because the cost of capital employed in our income approach model is derived using equity return data from minority shares of publicly-traded companies and the cash flow forecasts do not include adjustments for changes contemplated in a control purchase, we do not apply a minority interest discount to the conclusion of value. The indicated value represents the aggregate value of RTI's common equity on a minority marketable basis.

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Cost of Capital
---------------

A firm's cost of equity capital, Ke, is the expected, or required, rate of return on the firm's common stock. We used the capital asset pricing model
(CAPM) to determine Ke as follows:

     Step 1. Determine the risk-free rate of return, Rf, defined as the 20-year U.S. Treasury bond rate as of the valuation date.

     Step 2. Determine the market risk premium, designated as [Rm - Rf] in the CAPM equation.

     Step 3. Determine the subject common stock's beta coefficient, B, and use this as an index of the subject stock's systematic risk.

     Step 4. Calculate the required rate of return on the subject firm's common stock as follows:

                       Ke =  Rf + B [Rm - Rf]


Determining Rf is the first step in estimating the cost of equity. In estimating a security's expected return, we are typically seeking a cost to be applied to cash flows projected for many years. The inflation premium incorporated into a security's normal return is the rate of inflation expected by the market over the life of the security. Thus, to estimate the normal return that is expected over a long-term period, we used the long-term government bond rate, which reflects the market's long-term inflation forecast. The yield to maturity on 20-year Treasury securities was approximately 5.71% as of the valuation date, according to information published by the Federal Reserve. Thus, 5.71% is the risk-free rate of return.

Determining the market risk premium is the second step in estimating the cost of equity. The risk premium is designated as [Rm - Rf] in the CAPM equation, with Rm representing the expected return on the market portfolio. To estimate the risk premium, we used historical data published in Stocks, Bonds, Bills and Inflation by Ibbotson Associates.

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Based on this information, we concluded that the market risk premium equals
8.1%, the average annualized total return on equity investments, defined as the S&P 500, in excess of the average annualized bond yield (income) return on long-term government bonds over the period January 1926 to December 1999.

Determining the appropriate level of systematic risk is the third step in estimating the cost of equity. Systematic risk is the risk associated with those economic factors that threaten all businesses. Beta provides a measure of the tendency of a security's return to move with the overall market's return. For example, a security with a beta of 1.0 tends to rise and fall by the same percentage as the market. Thus, "B = 1.0" indicates an average level of systematic risk. Securities with a beta greater than 1.0 tend, on average, to rise and fall by a greater percentage than the market. Likewise, a security with a beta less than 1.0 has a low level of systematic risk and is therefore less sensitive to changes in the market.

In our analysis of the Company, we used a beta of 0.74 based on our analysis of the betas, adjusted for leverage, of the comparable companies considered in the capital market approach (discussed below) and our review of the industrial composite beta for smaller firms with SIC code 3841 as provided by the Ibbotson's Cost of Capital Quarterly publication. We also added a 1.0% unsystematic risk premium to capture the additional return required due to higher transactions costs involving smaller capitalization companies. The Company's cost of equity was then determined to be 12.67%.

Having derived the appropriate cost of equity, we then estimated the weighted-average cost of capital based on the following formula:

          Ko   =   We * Ke + Wd * Kd * (1-Tm)

where
          Ko   =   the weighted-average cost of capital;
          We   =   the proportion of equity in the capital structure;
          Ke   =   the cost of equity;
          Wd   =   the proportion of debt in the capital structure;

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          Kd   =   the pretax cost of debt; and
          Tm   =   the Company's marginal tax rate.

In determining RTI's weighted-average cost of capital, the proportion of equity was approximately 88.2% and the proportion of debt was 11.8%, based on the capital structure of the comparable companies considered in the capital market approach. The cost of debt was approximately 9.75% based on RTI's expected borrowing rate. The resulting cost of capital is 11.9% (rounded 12.0%). Our discounted cash flow model is presented in Exhibit II.

Residual Value
--------------

The Company's residual value at the end of the ten-year discrete forecast period was calculated using the formula for a growing, perpetual annuity. The formula is as follows:

                        S          D
                         t     =    t
                                  -----
                                   k-g

where
          St  =    the present value of all future income streams as of the
                       end of year ten;
          Dt  =    the income stream in the first year after the ten-year
                       forecast period;
          k   =    the cost of capital; and
          g   =    the growth rate of the income stream.

The residual income stream is equal to our year ten forecast. The growth rate in the terminal year is 2.7%.

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Operating Forecasts
-------------------

In our development of forecasts for RTI, we primarily considered historical operating results, trends in fundamental operating characteristics, national economic and market factors, industry data, discussions with the Company's management and a review of projections prepared in connection with the National Marketing and Distribution Agreement (what Abbott is expected to do) and for management purposes (what RTI is expected to do, including Abbott). A summary of the assumptions used in our income approach methodology is outlined below:

  Sales are made directly and through Abbott in the United States. Sales are also made directly and potentially through third parties internationally. Thus, we made three separate revenue forecasts: (i) Abbott sales, (ii) RTI domestic sales and (iii) international sales. Our forecast for Abbott-related sales is derived from the five-year forecast attached to the National Marketing and Distribution Agreement, which provides a breakdown of expected sales of 1cc, 3cc, 5cc and 10cc syringes as well as BCTHs. We assume that unit sales grow at industry growth rates from years six through ten. With respect to unit prices, we assume that they remain constant throughout the forecast period.

  Our forecast for RTI domestic sales is slightly more complex. First, we made quarterly forecasts for the first three years. We began by forecasting unit sales of syringes and BCTHs based on estimates provided by Theta Reports. We then subtracted the unit sales expected to be made in the hospital market, the market served by Abbott, to determine the total market directly available to RTI. We estimated the safety market as a percentage of the total market based on projections provided by Theta Reports, analyst reports and industry data. Finally, we estimated RTI's share of the non-hospital safety market. Our forecasted market share is constrained by the Company's manufacturing capacity and by Abbott's market share (we assume that RTI will not obtain a greater

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  share of the non-hospital market than Abbott will of the hospital market).
  For RTI domestic sales, we assume a slight price decline toward the end of the forecast period to reflect the influence of competition.

  We forecast international sales as a percentage of domestic sales. International sales in year one are projected to be zero. This is conservative given that RTI has already recorded some international sales. International sales are then set to increase from 2.0% of domestic sales in year two to 10.0% in year ten of the forecast period.

  Our price assumptions are conservative given that: (i) other safety products appear to command a greater premium over standard products and (ii) the Company believes that prices will not decrease and might in fact increase. Furthermore, our discounted cash flow model reflects price erosion with respect to RTI sales after year seven, but the Company's patents will be in force for a much longer period of time.

  Our sales forecast is also conservative in that it includes only a limited amount of international sales. The Company is already selling internationally, albeit on a limited basis. The Company has international patents and certifications in place. It also has stationed in Europe a consultant whose job is to develop the European market. If RTI is able to fully exploit the international market, which is larger than the U.S. market, actual sales will likely exceed our forecasted sales.

  Expenses were forecast to reflect fixed and variable components. The fixed/variable mix or operating leverage was forecast based on historical data as well as projections provided by the Company. The Company is expected to incur minimal sales and marketing expenses attributable to Abbott-related sales (as selling costs are embedded in RTI's arrangement with Abbott).

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  Depreciation was estimated using the assumption that the existing building and building improvements would depreciate based on a 30-year life and existing production equipment and new assets would depreciate based on a 13-year life. We used a straight-line approach.

  Working capital is a function of current asset and current liability components. The year-to-year working capital requirement for the Company averages 11.6% of revenues through year five of the forecast and 8.0% from year six through year ten.

  Capital expenditures are forecast as a function of the Company's net asset utilization (sales/cost of goods sold). We assume that the Company's efficiency increases gradually throughout the forecast period.

Operating margins are negative in year one of the forecast period. Operating margins increase from year one through year seven of the forecast period. Operating margins, which peak at 27.2% in year seven and decline to 23.8% in year ten, are above the industry average. These margins are reasonable given RTI's demonstrated ability to: (i) operate with lower overhead than some of its larger competitors and (ii) spread its overhead over greater sales volume than its smaller competitors. An example illustrates our point. RTI recorded sales of $1,965,944 for the nine months ended September 30, 1999 and $6,109,417 for the nine months ended September 30, 2000. That represents growth of more than 200.0%. During that same period, operating expenses increased less than 10.0%.

The calculated business enterprise value (BEV), or the value attributable to both debt and equity holders, was approximately $365.6 million. We added cash of $4.5 million to and deducted interest-bearing liabilities of $6.3 million, accrued preferred dividends of $7.3 million and the present value of outstanding options of $19.8 million from the

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BEV indicated by the results of our discounted cash flow model. According to the income approach, the fair market value of the Company's common equity on a minority, marketable basis as of December 8, 2000, can reasonably be stated as $336,713,000 or:

                                $14.47 per share
                fourteen DOLLARS AND FORTY-SEVEN CENTS PER SHARE

                   (based on 23,272,245 shares outstanding9)


MARKET APPROACH

Introduction
------------

We investigated the application of both the business transaction and capital market techniques to determine a value for RTI under the market approach. In this instance, we determined that the capital market technique provided a better indication of value than did the business transaction technique. For the business transaction technique, we were able to find information on six transactions involving companies that make syringes. For the capital market technique, we found 11 comparable, publicly traded companies. Tyco International, Ltd. ("Tyco") was included as one of the 11 comparable companies and its acquisition of Sherwood was included as one of the six transactions.

Some of the 11 companies are larger and more diversified than others. For example, Tyco is quite large and operates in multiple business segments; however, it was necessary to examine Tyco because Sherwood is a key player in the syringe business. Other companies are quite small and their stocks are thinly traded; however, because their businesses are similar to that of RTI, we chose to include some companies that have stock traded on the OTC bulletin board.


------------------

9  Assuming that all preferred shares convert to common.


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Capital Market Technique
-------------------------

Under the capital market technique, we investigated several relative pricing measures for publicly traded comparable firms in the medical instruments industry, many of which are involved in the manufacture and sale of syringes and/or safety syringes. As stated earlier, the advantage of the capital market technique lies in its ability to provide relative pricing without the use of assumptions. This objectivity is strengthened with the choice of appropriate guideline companies or transactions.

For the purposes of our analysis, we chose 11 comparable companies that engage in similar lines of business to RTI. These guideline companies include Becton, Dickinson and Company; Bioject Medical Technologies, Inc.; Bio-Plexus, Inc.; Maxxon, Inc.; Med-Design Corporation; Medi-Ject Corporation; NMT Group, PLC; Specialized Health Products International, Inc.; Terumo Corporation; Tyco International Ltd.; and Univec, Inc. Each of these companies is involved in some combination of developing, manufacturing, licensing, and/or selling medical instruments to the health care industry. For the most part, they make syringes or alternative drug-delivery systems. These operating characteristics make them comparable to the Company. A brief description of each of the guideline companies follows.

     Becton, Dickinson and Company - B-D manufactures and sells a variety of medical supplies and devices and diagnostic systems. B-D's products are used by health care professionals, medical research institutions and the general public. B-D's products are marketed worldwide. B-D has approximately 71.0% of the U.S. syringe/needle market and 73.0% of the U.S. blood collection tube market.

     Bioject Medical Technologies, Inc. - "Bioject" develops, manufactures and markets jet injection systems for needle-free drug delivery. The Biojector 2000(R) product allows healthcare professionals to inject medications through skin without a needle. Bioject sells its products directly to healthcare providers and licenses its technology to pharmaceutical and biotechnology companies.

     Bio-Plexus, Inc. - "Bio-Plexus" designs, develops and manufactures safety medical products used by healthcare professionals. Bio-Plexus products include

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     safety blood collection needles and related accessory products that are marketed under the Punctur-Guard and Drop-It trade names.

     Maxxon, Inc. - "Maxxon" develops a patented, disposable safety syringe that automatically retracts the needle into the plunger after use. Maxxon's product eliminates the risk of accidental needle stick injuries.

     Med-Design Corporation - "Med-Design" designs and develops safety medical devices intended to reduce the incidence of accidental needlesticks. Med-Design's devices incorporate a proprietary retraction technology that enables a health care professional to permanently retract the needle of the device into an isolation container that can be safely discarded.

     Medi-Ject Corporation - "Medi-Ject" markets needle-free injectable drug delivery systems. Medi-Ject manufactures hand-held injectors that deposit pharmaceuticals, including insulin and growth hormone, under the skin without a needle. Medi-Ject currently has alliances with various pharmaceutical and medical equipment companies.

     NMT Group PLC. - "NMT" is a development stage company in which its primary product is the Zero-Stick(R) technology system, an automatic needle retraction technology, which prevents needle-stick injuries. NMT, based in Scotland, also develops other technologies to prevent various sharp injuries.

     Specialized Health Products International, Inc. - "Specialized Health Products" develops disposable, proprietary health care products designed to reduce the incidence of accidental injury in the health care industry. Specialized Health Products develops its products using its Extre-Safe(R) medical needle technology and other medical needle technologies. Specialized Health Products provides sharps containers, safety syringes and other products.

     Terumo Corporation - "Terumo" is a supplier of medical equipment. Terumo manufactures, imports and exports pharmaceuticals, transfusion and infusion equipment, clinical testing systems, artificial organs and other medical related supplies. The company, based in Tokyo, has 8.0% of the blood collection tube market.

     Tyco International Ltd. - Tyco is a diversified manufacturing and service company with operations around the world. Tyco manufactures and installs fire protection systems and provides electronic security services. Tyco also manufactures flow control valves, disposable medical products, prewired armor cable, flexible conduit and printed circuit boards. In addition, Tyco owns Sherwood, which has 22.0% of the needle/syringe market and 14.0% of the blood collection tube market.

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     Univec, Inc. - "Univec" develops, manufactures, licenses and markets safety auto-destruct hypodermic syringes. Univec's products are designed to protect healthcare workers against needle stick injuries, as well as patients against cross-infection resulting from reused needles and syringes.

We performed a side-by-side historical analysis for these guideline companies to determine the profitability, liquidity and activity of each. Constructing a range of values as they relate to profitability, liquidity and activity allowed us to better compare the performance of the guideline companies and apply the resulting pricing measures to RTI. We investigated several pricing measures in search of a market-based suggested value for the Company's equity. These market-based multiples included: P/E, P/B, market value of capital10 to sales (MVC/S), market value of capital to earnings before interest, taxes, depreciation and amortization (EBITDA) (MVC/EBITDA), and market value of capital to earnings before interest and taxes (EBIT) (MVC/EBIT). The results of our market approach analysis (capital market technique) are illustrated in Exhibit III.

Although the guideline companies have several similar industry characteristics, there are clear differences with respect to sources of revenue (product sales versus licensing and technology revenues) and size. Because RTI's primary source of revenue is product sales, we focused on companies that had product sales as their chief source of revenue. We also considered the size of the guideline companies. Three of the guideline companies (B-D, Tyco and Terumo) recorded more than $1.0 billion in sales for the most recent 12-month period. Five companies (Bioplexus, Bioject, Med-Design, Medi-Ject and Univec) recorded between $1.0 million and $6.0 million in sales. The three remaining companies (Maxxon, NMT and Specialized Health Products) recorded less than $1.0 million in sales. Maxxon reported no sales. RTI recorded $7.5 million in sales for the most recent 12-month period.


--------------------

10 Market value of capital (MVC) equals the companies' market value of equity plus all interest-bearing liabilities. In short, MVC represents all capital, both debt and equity, invested in the companies.

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Because RTI is not yet profitable, we concentrated on MVC/S multiples.  Bioject stood out from the other comparable companies because it had a projected growth rate of 100%, much higher than the other companies. RTI is growing twice as fast as Bioject. Nonetheless, Bioject was seen as more comparable to RTI than the others.

We multiplied Bioject's MVC/S multiple of 43.08 to RTI's historical (12 months trailing September 30, 2000) revenue figure of $7.5 million to arrive at an indication of the Company's operational MVC of $323.9 million, with a corresponding common equity value of $290.6 million. By using a multiple based on rapid growth and applying it to the Company's base revenue, we attempted to capture the value of RTI's rapid growth. Thus, valuing RTI (which has greater sales volume and is growing faster than Bioject) at $336.7 million as determined by the income approach is reasonable.

Information regarding Med-Design is also relevant to the valuation of RTI. According to William Gibson, an analyst with Montgomery Securities International, Med-Design's market capitalization was $248.4 million as recently as November 3, 2000. That price appears to reflect the market's expectation that Med-Design would produce a saleable product in time to take advantage of the aforementioned safety needle legislation. However, the legislation has been signed into law and Med-Design has still not recorded any revenues (except for an up-front licensing fee). Thus, the price of Med-Design's stock has fallen 32.58% since November 3, 2000. During that time, the market as a whole has pulled back. The Nasdaq composite index declined 15.46% during that time. On the other hand, the S&P Medical Products index fell only 3.64%. If Med-Design's stock had fallen in line with the Nasdaq composite index, it would be priced at $210.0 million ($248.4 million times (1-0.1546)) today; if Med-Design's stock had fallen in line with the S&P Medical Products index, it would be priced at $239.4 million ($248.4 million times (1-0.0364)) today. Our discounted cash flow model indicates that RTI can reasonably be valued at $336.7 million. That value is reasonable given that Med-Design does not have a saleable product and RTI does and that product has been deemed superior by third parties.

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Med-Design analyst reports lend credence to the opportunity that has arisen in the safety needle sector. Charles Olsziewski, an analyst with UBS Warburg, indicated that the price of Med-Design's stock increased in November in anticipation of the Needlestick Safety and Prevention Act being signed into law. As discussed above, Med-Design has since shown an inability to cash in on the law, but the opportunity for others, including RTI, still abounds.

Mr. Gibson stated in reference to Med-Design and the effects of the safety needle legislation: "We think earnings could ramp up in hockey-stick fashion in 2002 in a market driven by government regulation." Mr. Gibson further stated:
"Although there was no indication on the introduction of its Med-Design-based blood collection needle, B-D indicated its retractable syringe should be on the market around mid-year 2001." These statements reiterate that the opportunity is there and that Med-Design is still not ready to take advantage of it. Finally, according to Mr. Gibson, "B-D also indicated it expects 100% conversion to safety within three years." Our discounted cash flow model assumes that the safety syringe and BCTH markets will not exceed 91.0% and 85.0%, respectively, of the total syringe market. If B-D is correct, we have understated the value of RTI.

Transaction Technique - Comparable Companies
--------------------------------------------

Our search of the Thomson Financial Securities Data mergers and acquisitions database and other sources resulted in six transactions involving companies similar to RTI. All six transactions involved companies that manufacture surgical and medical instruments and apparatus (SIC 3841). All six transactions were completed between January 1, 1995 and the valuation date.

The database provided transaction multiples such as P/S, P/E, P/EBIT, MVC/S, MVC/E, MVC/EBIT and MVC/EBITDA. These transaction multiples differ from the

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multiples reviewed in connection with the capital market technique.  Multiples obtained through publicly traded securities are directly comparable to the Company. The price of a publicly traded stock reflects a minority interest value, which is comparable to a minority interest in the Company. Transaction multiples, on the other hand, are generally derived from acquisitions of controlling interests. Premiums are generally paid for controlling interests; thus, one must be cognizant of the imbedded premiums in transaction data.

Again we focused on MVC/S multiples. The range of multiples was wide, similar to the range observed in the capital market data; however, unlike our capital market data, the transaction data did not contain information regarding growth or other information necessary to interpret such multiples. Thus, we cannot draw a conclusion from the transaction technique as it pertains to comparable companies.

Transaction Technique - RTI

Transactions involving the stock of a subject company are also relevant, if not more relevant than transactions involving comparable companies. In this case, the Company's private placements provide valuable information. Most recently, the Company raised money by issuing Class B Series IV convertible preferred stock. Those non-marketable shares were issued at $10 per share in arms-length transactions. Since that time, the Company has achieved greater revenues and is closer to breaking even, it has entered into a distribution agreement with Abbott (the Series IV private placement memorandum was dated January 2000 and the Abbott agreement was reached in May 2000), national legislation has passed and the Company is on the verge of going public (thus, the Company's shares are about to become marketable). Thus, $10 per share can be considered a floor for a company's common stock.

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                            VI. Valuation Conclusion

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                            VI. Valuation Conclusion
                            ------------------------

SYNTHESIS AND CONCLUSION

BVS has completed a valuation analysis with respect to RTI. The objective of this analysis was to determine the fair market value of the Company's common equity as of December 8, 2000. Our study entailed an analysis to determine the fair market value of 100.0% of RTI's common equity as of the valuation date. Our analysis was prepared in conjunction with a public filing. No other use is intended or should be inferred.

For purposes of this report, we define fair market value as the price at which property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of all relevant facts.

With respect to the subject appraisal, we formulated a valuation conclusion for the common equity of the Company based primarily on the results of the income approach and supported by the market approach to value. Based on our analysis, it is our opinion that the fair market value of the common equity of RTI, on a minority, marketable basis as of December 8, 2000, is reasonably stated as $336,713,000 or:

                                $14.47 per share
                FOURTEEN DOLLARS AND FORTY-SEVEN CENTS PER SHARE

PROCEDURES

We relied on various information received regarding the Company as a fair reflection and made limited investigation as to the accuracy and completeness of such information. Our analysis was based in part on this information as well as on other data we developed.

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

Our valuation was conducted in accordance with generally accepted valuation standards and included those procedures we considered necessary under the circumstances. We are independent of RTI and its owners and have no current or prospective interest in the subject assets. Our fee for this appraisal service was in no way influenced by the results of our analysis.

The "Risk Factors," "Statement of Limiting Conditions" and the "Appraisal Certification" are integral parts of this valuation opinion.

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Business Valuation Services                                                  32

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                               VII. RISK FACTORS

-------------------------------------------------------------------------------

                               VII. RISK FACTORS
                               -----------------

BVS is not an underwriter and has not agreed to underwrite or otherwise sponsor any offering of common shares by RTI. Persons reading this appraisal should understand that the cash flows and valuations derived by our analysis are speculative in nature and may not be realized. The actual future performance of the Company could differ materially from our projections. Our cash flows and analyses are intended to represent a conservative average outcome derived from a wide range of possible scenarios. Given this wide range of possible scenarios, there is a substantial risk of loss associated with an investment in common shares of RTI.

The risk factors disclosed in the form SB-2 filed by RTI should be read in their entirety in connection with this appraisal. RTI has a limited operating history with a history of operating losses. RTI's growth and ultimate success depend on rapid increases in productive capacity, obtaining substantial additional financing and widespread market adoption and acceptance of the Company's products. The Company's historical revenues have been at levels substantially below the revenue levels required in the future to realize the values suggested in the appraisal analysis by BVS. The Company faces competition and potential competition from a variety of companies that have substantially greater financial resources, have existing production capacity and have existing distribution and marketing relationships that the Company currently lacks. Furthermore, RTI is heavily dependant on its asserted patents and proprietary rights. There is no assurance that the patents and proprietary rights claimed by the Company will remain valid or will protect the Company from existing and potential future competition from infringing and/or non-infringing alternatives. For these and other reasons, there is no assurance that the market will accept the Company's products at the levels forecast in the BVS analysis, no assurance that the costs and expenses determined in the BVS analysis will be consistent with the actual costs and expenses that will be realized by the Company in the future and no assurance that the common shares of the Company will prove to be valuable in the future.

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Business Valuation Services                                                  33

The valuation analysis provided by BVS is based on the assumption that the Company's common shares are freely and widely traded on a public exchange with sufficient float and investor interest to offer liquidity to investors and to offer reasonable bid-ask spreads. The actual share prices for common shares of the Company may vary substantially from our analysis. The liquidity and trading prices for the Company's shares may be adversely affected by the current lack of an underwriter for the Company's common shares, the absence of any assurance that a sufficient number of shares will be available in the public float to attract a sufficient number of investors and market makers, the absence of any assurance that sufficient market makers will actively follow the Company so as to provide ready liquidity and reasonable bid-ask spreads and the absence of any assurance of analyst coverage of the Company.

Our base analysis substantially discounts the possibility of substantial revenues and earnings being realized by the Company from sales outside of the United States. The Company has indicated that some limited sales of product outside of the United States have been realized. Additionally, the Company has obtained some preliminary expressions of interest in joint ventures, licensing agreements or distribution agreements relating to the production or possible sale of certain of the Company's products outside of the United States. At this time, the value of opportunities outside of the United States should be viewed as highly speculative in nature with no assurance that material levels of revenues and earnings from foreign sales will be realized in the future.

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Business Valuation Services                                                  34

--------------------------------------------------------------------------------

                     VIII. STATEMENT OF LIMITING CONDITIONS

-------------------------------------------------------------------------------

                     VIII. STATEMENT OF LIMITING CONDITIONS
                     --------------------------------------


This value opinion report has been prepared pursuant to the following general assumptions and general limiting conditions:

1. We assume no responsibility for the legal description or matters including legal or title considerations. Title to the subject assets, properties or business interests is assumed to be good and marketable unless otherwise stated.

2. The subject assets, properties or business interests are appraised free and clear of any or all liens or encumbrances unless otherwise stated.

3. We assume responsible ownership and competent management with respect to the subject assets, properties or business interests.

4. The information furnished by management is believed to be reliable; however, we issue no warranty or other form of assurance regarding its accuracy.

5. We assume that there is full compliance with applicable federal, state and local regulations and laws unless noncompliance is stated, defined and considered in the appraisal report.

6. We assume that all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state or national government, private entity or organization have been or can be obtained or renewed for any use on which the valuation opinion contained in this report is based.

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Business Valuation Services                                                  35

7. Possession of this valuation report, or a copy thereof, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without our written consent and, in any event, only with proper written qualifications and only in its entirety.

8. This valuation report has been prepared in conformity with, and is subject to, the requirements of the code of professional ethics and standards of professional conduct of the professional appraisal organizations of which we are members.

9. Disclosure of the contents of this valuation report is governed by the bylaws and regulations of the Association for Investment Management and Research and the American Society of Appraisers.

10. We assume no responsibility for any financial reporting judgments that are appropriately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets, properties or business interests encompassed by this appraisal.

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Business Valuation Services                                                  36

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                          IX. APPRAISAL CERTIFICATION

-------------------------------------------------------------------------------

                          IX. APPRAISAL CERTIFICATION
                          ---------------------------

We hereby certify the following statements regarding this appraisal:

1. We have inspected the assets, properties or business interests encompassed by this appraisal.

2. We have no present or contemplated future interest in the assets, properties or business interests that are the subject of this appraisal report.

3. We have no personal interest or bias with respect to the subject matter of this report or the parties involved.

4. Our compensation for making the appraisal is in no way contingent upon the value reported.

5. To the best of our knowledge and belief, the statements of facts contained in this report, on which the analyses, conclusions and opinions expressed herein are based, are true and correct.

6. No persons other than appraisers of Business Valuation Services have prepared the analyses, conclusions and opinions concerning the assets, properties or business interests set forth in this report.


/s/ Scott D. Hakala
_______________________
Scott D. Hakala, Ph.D., CFA
Principal


/s/ Z. Eric Stephens
_______________________
Z. Eric Stephens, CFA
Director of Technical Services

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Business Valuation Services                                                  37

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                   X. QUALIFICATIONS OF PRINCIPAL APPRAISERS

-------------------------------------------------------------------------------

                   X. QUALIFICATIONS OF PRINCIPAL APPRAISERS
                   -----------------------------------------

                          SCOTT D. HAKALA, Ph.D., CFA

                                   Principal

Dr. Hakala has been with Business Valuation Services since 1992. He brings to the firm extensive practical knowledge of finance, economics and statistics and is responsible for managing projects ranging from the valuation of a small personal services business to valuing a large conglomerate or providing economic analysis and forecasts of future demand. He has a wide range of areas of experience and interest. Dr. Hakala has served as an expert and testified on a number of occasions. He co-authored two articles on the valuation of distressed companies and has extensive experience analyzing and advising companies in financial distress, including companies in the health care industry. He has managed a number of valuations involving long-term care and nursing home facilities. Recent significant engagements have included: intercompany transfer pricing, valuations in shareholder disputes, determinations of materiality and damages in breach of fiduciary and public stock fraud cases, valuations of options and derivative securities, fairness opinions and due diligence assistance and valuations of companies for mergers and acquisitions.

Prior to joining Business Valuation Services, Dr. Hakala was an Assistant Professor of Economics at Southern Methodist University. Dr. Hakala is a graduate of the University of Minnesota with a Ph.D. in Economics, specializing in monetary theory, international economics and financial economics. He received an undergraduate degree (summa cum laude) from the University of Minnesota with a major in economics (industrial organization and managerial economics) and a minor in business administration. He is a Chartered Financial Analyst (designation of CFA) and a member of the Association for Investment Management and Research.

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Business Valuation Services                                                  38

                             Z. ERIC STEPHENS, CFA
                         Director of Technical Services

Mr. Stephens has valued closely held businesses and public companies in a number of industries, including commercial printing, financial services, healthcare, construction, tourism, mining, paper, software and professional sports. He has valued businesses from various links in the supply chain, including designers, developers, manufacturers, formulators, wholesalers, distributors and retailers. He has also valued a variety of securities and derivative instruments, including swaps and structured notes. In addition, Mr. Stephens has valued intangible assets such as patents, trademarks and tradenames. He has written solvency opinions and fairness opinions for various transactions, including acquisitions, recapitalizations and restructurings. His other valuation work has been for gift and estate tax purposes, C-corporation to S-corporation conversions, debt financings, equity financings and a host of other transactions. Mr. Stephens has also been engaged to determine economic damages in various litigation matters.

Prior to joining Business Valuation Services, Mr. Stephens was employed by the U.S. Securities and Exchange Commission (SEC) as a staff accountant. As such, he conducted on-site examinations of investment advisory firms, investment companies, and venture capital firms. He also performed risk analyses, calculated performance, and analyzed private offerings and derivative instruments. In addition, Mr. Stephens assisted attorneys in developing enforcement cases relating to violations of the federal securities laws.

He is a Chartered Financial Analyst (designation of CFA) and a member of the Association for Investment Management and Research. Mr. Stephens has earned a Master of Business Administration degree from Texas A&M University and a Bachelor of Arts degree in Economics and Finance from Southwestern Oklahoma State University.

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Business Valuation Services                                                  39

--------------------------------------------------------------------------------

                                   EXHIBITS

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   EXHIBIT I

                        HISTORICAL FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
            Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request.
            Omissions are designated as "XXXXX".

                                                                     Exhibit I-1

Retractable Technologies, Inc.
Historical Financial Statements
Balance Sheets

                                                 12/31/95     12/31/96    12/31/97       12/31/98      12/31/99       9/30/00
                                                 --------     --------    --------       --------      --------       -------
Cash and cash equivalents                       $3,649,778   $2,959,021  $ 5,343,123   $ 1,627,863  $    646,005  $  4,468,533
Accounts receivable                                      -        5,000       57,048       100,728       599,424     2,043,342
Note receivable from stockholder                         -            -       50,000             -             -             -
Inventories                                              -      172,462      480,650       653,958       677,962       938,517
Other                                                    -            -       16,500        51,103        47,800       379,329
                                                ----------   ----------  -----------   -----------   -----------   -----------
  Current assets                                 3,649,778    3,136,483    5,947,321     2,433,652     1,971,191     7,829,721

Property, plant and equipment, net                 655,015    5,236,820    8,455,142     8,923,842    10,101,524    11,099,491
Restricted certificates of deposit                       -      400,000      600,000       600,000       600,000             -
Intangible assets and deferred charges, net        504,236      581,163      555,439       554,757       536,014       542,021
                                                ----------   ----------  -----------   -----------   -----------   -----------
  Long-term assets                               1,159,251    6,217,983    9,610,581    10,078,599    11,237,538    11,641,512
                                                ----------   ----------  -----------   -----------   -----------   -----------
     Total assets                               $4,809,029   $9,354,466  $15,557,902   $12,512,251   $13,208,729   $19,471,233
                                                ==========   ==========  ===========   ===========   ===========   ===========

Accounts payable                                $        -   $  240,976  $   979,701   $   332,241   $   844,165   $   768,887
Obligation under license agreement                 259,500            -            -             -             -             -
Current portion of long-term debt                        -       56,175      392,845       431,743       463,329       953,078
Note payable to related party                            -      267,143       57,382        25,966             -             -
Accrued compensation                                     -      108,252       27,563       107,226       118,038       208,382
Marketing fees payable                                   -            -            -             -       338,526     1,144,757
Other accrued liabilities                            5,237       30,912       61,343        52,491       250,783       634,944
                                                ----------   ----------  -----------   -----------   -----------   -----------
  Current liabilities                              264,737      703,458    1,518,834       949,667     2,014,841     3,710,048

Long-term debt, net of current maturities                -    2,299,036    3,240,256     2,870,959     2,506,335     5,301,963

Class A preferred stock                          5,000,000    5,000,000    5,000,000     5,000,000     5,000,000     4,974,000
Class B Series I preferred stock                         -      983,000      992,000     1,000,000     1,000,000     1,000,000
Class B Series II preferred stock                        -            -      945,700     1,000,000     1,000,000     1,000,000
Class B Series III preferred stock                       -            -            -             -     1,160,200     1,160,445
Class B Series IV preferred stock                        -            -            -             -             -     1,133,800
Common stock                                         1,000        1,000        1,000         1,000         1,000         1,002
Additional paid-in capital                               -    4,303,213   13,524,052    16,680,281    23,564,235    33,979,120
Unearned compensation                                    -     (287,290)    (749,289)     (370,917)     (185,635)     (229,157)
Dividends                                                -            -            -             -             -    (2,968,542)
Notes receivable from stockholders                (107,500)    (257,500)           -             -             -             -
Deficit accumulated during the development
  stage                                           (349,208)  (3,390,451)  (8,914,651)  (14,618,739)  (22,852,247)  (29,591,446)
                                                ----------   ----------  -----------   -----------   -----------   -----------
  Stockholders' equity                           4,544,292    6,351,972   10,798,812     8,691,625     8,687,553    10,459,222
                                                ----------   ----------  -----------   -----------   -----------   -----------
     Total liabilities and stockholders'
        equity                                  $4,809,029   $9,354,466  $15,557,902   $12,512,251   $13,208,729   $19,471,233
                                                ==========   ==========  ===========   ===========   ===========   ===========

Retractable Technologies, Inc.                                       EXHIBIT I-2
Historical Financial Statements
Balance Sheets

                                                             12/31/95    12/31/96    12/31/97    12/31/98    12/31/99    9/30/00
                                                             --------    --------    --------    --------    --------    -------
Cash and cash equivalents                                        75.9%       31.6%       34.3%       13.0%        4.9%      22.9%
Accounts receivable                                               0.0%        0.1%        0.4%        0.8%        4.5%      10.5%
Note receivable from stockholder                                  0.0%        0.0%        0.3%        0.0%        0.0%       0.0%
Inventories                                                       0.0%        1.8%        3.1%        5.2%        5.1%       4.8%
Other                                                             0.0%        0.0%        0.1%        0.4%        0.4%       1.9%
                                                             --------    --------    --------    --------    --------    -------
 Current assets                                                  75.9%       33.5%       38.2%       19.5%       14.9%      40.2%

Property, plant and equipment, net                               13.6%       56.0%       54.3%       71.3%       76.5%      57.0%
Restricted certificates of deposit                                0.0%        4.3%        3.9%        4.8%        4.5%       0.0%
Intangible assets and deferred charges, net                      10.5%        6.2%        3.6%        4.4%        4.1%       2.8%
                                                             --------    --------    --------    --------    --------    -------
 Long-term assets                                                24.1%       66.5%       61.8%       80.5%       85.1%      59.8%
                                                             --------    --------    --------    --------    --------    -------
  Total assets                                                  100.0%      100.0%      100.0%      100.0%      100.0%     100.0%
                                                             ========    ========    ========    ========    ========    =======
Accounts payable                                                  0.0%        2.6%        6.3%        2.7%        6.4%       3.9%
Obligation under license agreement                                5.4%        0.0%        0.0%        0.0%        0.0%       0.0%
Current portion of long-term debt                                 0.0%        0.6%        2.5%        3.5%        3.5%       4.9%
Note payable to related party                                     0.0%        2.9%        0.4%        0.2%        0.0%       0.0%
Accrued compensation                                              0.0%        1.2%        0.2%        0.9%        0.9%       1.1%
Marketing fees payable                                            0.0%        0.0%        0.0%        0.0%        2.6%       5.9%
Other accrued liabilities                                         0.1%        0.3%        0.4%        0.4%        1.9%       3.3%
                                                             --------    --------    --------    --------    --------    -------
 Current liabilities                                              5.5%        7.5%        9.8%        7.6%       15.3%      19.1%

Long-term debt, net of current maturities                         0.0%       24.6%       20.8%       22.9%       19.0%      27.2%

Class A preferred stock                                         104.0%       53.5%       32.1%       40.0%       37.9%      25.5%
Class B Series I preferred stock                                  0.0%       10.5%        6.4%        8.0%        7.6%       5.1%
Class B Series II preferred stock                                 0.0%        0.0%        6.1%        8.0%        7.6%       5.1%
Class B Series III preferred stock                                0.0%        0.0%        0.0%        0.0%        8.8%       6.0%
Class B Series IV preferred stock                                 0.0%        0.0%        0.0%        0.0%        0.0%       5.8%
Common stock                                                      0.0%        0.0%        0.0%        0.0%        0.0%       0.0%
Additional paid-in capital                                        0.0%       46.0%       86.9%      133.3%      178.4%     174.5%
Unearned compensation                                             0.0%       (3.1)%      (4.8)%      (3.0)%      (1.4)%     (1.2)%
Dividends                                                         0.0%        0.0%        0.0%        0.0%        0.0%     (15.2)%
Notes receivable from stockholders                               (2.2)%      (2.8)%       0.0%        0.0%        0.0%       0.0%
Deficit accumulated during the development stage                 (7.3)%     (36.2)%     (57.3)%    (116.8)%    (173.0)%   (152.0)%
                                                             --------    --------    --------    --------    --------    -------
  Stockholders' equity                                           94.5%       67.9%       69.4%       69.5%       65.8%      53.7%
                                                             --------    --------    --------    --------    --------    -------
   Total liabilities and stockholders' equity                   100.0%      100.0%      100.0%      100.0%      100.0%     100.0%
                                                             ========    ========    ========    ========    ========    =======


Retractable Technologies, Inc.                                       EXHIBIT I-3
Historical Financial Statements
Income Statements

Twelve months ended,                     12/31/95         12/31/96        12/31/97        12/31/98        12/31/99        9/30/00
                                        ---------       -----------     -----------     -----------     -----------     -----------
Sales                                   $       -       $         -     $   262,315     $   845,559     $ 3,375,158     $ 7,518,631
Cost of Sales                                   -                 -         474,147         765,448       2,331,070       6,751,768
                                        ---------       -----------     -----------     -----------     -----------     -----------
   Gross income                                 -                 -        (211,832)         80,111       1,044,088         766,863

Preproduction manufacturing                     -         1,118,125       1,496,418       1,004,828       1,837,830       1,192,452
Sales and marketing                        45,281           326,046       1,394,024       1,539,822       3,742,779       4,319,701
Research and development                   54,588           399,758         266,029         763,690         842,062         696,633
General and administrative                318,997         1,252,564       1,952,561       2,419,821       2,863,989       3,594,970
                                        ---------       -----------     -----------     -----------     -----------     -----------
    Operating expenses                    418,866         3,096,493       5,109,032       5,728,161       9,286,660       9,803,756
                                        ---------       -----------     -----------     -----------     -----------     -----------
        Loss from operations             (418,866)       (3,096,493)     (5,320,864)     (5,648,050)     (8,242,572)     (9,036,893)
Interest income                            69,658           159,827         133,413         162,116         122,028         162,524
Interest expense                                -          (104,577)       (336,749)       (218,154)       (112,964)       (126,340)
                                        ---------       -----------     -----------     -----------     -----------     -----------
    Other income                           69,658            55,250        (203,336)        (56,038)          9,064          36,184
                                        ---------       -----------     -----------     -----------     -----------     -----------
        Net loss                        $(349,208)      $(3,041,243)    $(5,524,200)    $(5,704,088)    $(8,233,508)    $(9,000,709)
                                        =========       ===========     ===========     ===========     ===========     ===========

Retractable Technologies, Inc.                                       EXHIBIT I-4
Historical Financial Statements
Income Statements

Twelve months ended,                   12/31/95         12/31/96        12/31/97        12/31/98        12/31/99        9/30/00
                                      ---------       -----------     -----------     -----------     -----------     -----------
Sales                                     #N/A              #N/A            100.0%          100.0%          100.0%          100.0%
Cost of Sales                             #N/A              #N/A            180.8%           90.5%           69.1%           89.8%
                                      ---------       -----------     -----------     -----------     -----------     -----------
   Gross income                           #N/A              #N/A            (80.8)%           9.5%           30.9%           10.2%

Preproduction manufacturing               #N/A              #N/A            570.5%          118.8%           54.5%           15.9%
Sales and marketing                       #N/A              #N/A            531.4%          182.1%          110.9%           57.5%
Research and development                  #N/A              #N/A            101.4%           90.3%           24.9%            9.3%
General and administrative                #N/A              #N/A            744.4%          286.2%           84.9%           47.8%
                                      ---------       -----------     -----------     -----------     -----------     -----------
    Operating expenses                    #N/A              #N/A          1,947.7%          677.4%          275.1%          130.4%
                                      ---------       -----------     -----------     -----------     -----------     -----------
        Loss from operations              #N/A              #N/A         (2,028.4)%        (668.0)%        (244.2)%        (120.2)%
Interest income                           #N/A              #N/A             50.9%           19.2%            3.6%            2.2%
Interest expense                          #N/A              #N/A           (128.4)%         (25.8)%          (3.3)%          (1.7)%
                                      ---------       -----------     -----------     -----------     -----------     -----------
    Other income                          #N/A              #N/A            (77.5)%          (6.6)%           0.3%            0.5%
                                      ---------       -----------     -----------     -----------     -----------     -----------
        Net loss                          #N/A              #N/A         (2,105.9)%        (674.6)%        (243.9)%        (119.7)%
                                      =========       ===========     ===========     ===========     ===========     ===========

Retractable Technologies, Inc.                                       EXHIBIT I-5
Historical Financials
Financial Analysis

                                         12/31/95         12/31/96        12/31/97        12/31/98        12/31/99        9/30/00
                                        ---------       -----------     -----------     -----------     -----------     -----------
Profitability
  Gross profit margin                        #N/A              #N/A           (80.8)%           9.5%           30.9%          10.2%
  Oper. (EBIT) margin                        #N/A              #N/A        (2,028.4)%        (668.0)%        (244.2)%       (120.2)%
  Net income margin                          #N/A              #N/A        (2,105.9)%        (674.6)%        (243.9)%       (119.7)%
  Interest burden                            0.83              0.98            1.04            1.01            1.00           1.00
  Tax burden                                 1.00              1.00            1.00            1.00            1.00           1.00
  Asset turnover                             0.00              0.00            0.02            0.07            0.26           0.39
  Financial leverage                         1.06              1.47            1.44            1.44            1.52           1.86
  Return on assets                           #N/A              #N/A            #N/A            #N/A            #N/A           #N/A
  Return on equity                           (7.7)%           (47.9)%         (51.2)%         (65.6)%         (94.8)%        (86.1)%

Liquidity
  Current ratio                             13.79              4.46            3.92            2.56            0.98           2.11
  Quick ratio                               13.79              4.21            3.56            1.82            0.62           1.76
  Working capital                      $3,385,041       $ 2,433,025     $ 4,428,487     $ 1,483,985     $   (43,650)   $ 4,119,673
  Adj. working capital                 $ (264,737)      $  (202,678)    $  (464,409)    $   313,831     $  (226,326)   $   604,218
  WC to sales                                #N/A              #N/A         1,688.2%          175.5%           (1.3)%         54.8%
  AWC to sales                               #N/A              #N/A          (177.0)%          37.1%           (6.7)%          8.0%

Asset efficiency
  Receivables turnover                       #N/A              #N/A            4.60            8.39            5.63           3.68
  Days receivable                            #N/A              #N/A           79.38           43.48           64.82          99.20
  Payables turnover                          #N/A              #N/A            0.48            2.30            2.76           8.78
  Days payables                              #N/A              #N/A          754.18          158.43          132.18          41.57
  Inventory turnover                         #N/A              #N/A            0.99            1.17            3.44           7.19
  Days inventory                             #N/A              #N/A          370.01          311.84          106.16          50.74
  Trade cycle                                #N/A              #N/A         (304.79)         196.89           38.80         108.37
  Sales/gross fx assets                      0.00              0.00            0.03            0.08            0.27           0.52
  Sales/net fixed assets                     0.00              0.00            0.03            0.09            0.33           0.68
  Sales/total assets                         0.00              0.00            0.02            0.07            0.26           0.39

Leverage
  Interest coverage                          #N/A            (29.61)         (15.80)         (25.89)         (72.97)        (71.53)
  Liabilities to assets                      0.06              0.32            0.31            0.31            0.34           0.46
  Debt to equity                             0.00              0.41            0.34            0.38            0.34           0.60

Cash flow
  EBITD                                $ (405,363)      $(2,557,706)    $(4,864,955)    $(4,840,990)    $(7,292,101)   $(8,064,826)
  Depreciation                             13,503           538,787         455,909         807,060         950,471        972,067
  EBIT                                   (418,866)       (3,096,493)     (5,320,864)     (5,648,050)     (8,242,572)    (9,036,893)
  Interest expense                              0           104,577         336,749         218,154         112,964        126,340
  EBT                                    (349,208)       (3,041,243)     (5,524,200)     (5,704,088)     (8,233,508)    (9,000,709)
  Capital expenditures                 $  657,884       $ 4,395,022     $ 3,252,731     $ 1,179,547     $ 1,177,682    $ 1,157,414
  Cap. expend to sales                       #N/A              #N/A         1,240.0%          139.5%           34.9%          15.4%

Effective tax rate                           #N/A              #N/A            #N/A            #N/A            #N/A           #N/A

--------------------------------------------------------------------------------

                                  EXHIBIT II

                         DISCOUNTED CASH FLOW ANALYSIS

--------------------------------------------------------------------------------

                                                                    EXHIBIT II-1
Retractable Technologies, Inc.
Discounted Cash Flow Analysis
Income Statements, Assumptions (Non-Abbott Sales)

                                                  1Q            2Q             3Q               4Q              1
                                          --------------  --------------  --------------  --------------   -------------
Inflation                                            0.7%            0.7%            0.7%            0.7%
Total market growth, syringe units                                                                                   6.0%
Hospital market growth, syringe units                                                                                4.0%
Total market growth, tube holder units                                                                               3.0%

Total market
   Syringe units                           2,023,272,938   2,023,272,938   2,023,272,938   2,023,272,938   8,093,091,750
   Tube holder units                         370,000,000     370,000,000     370,000,000     370,000,000   1,480,000,000

Market served by Abbott
   Syringe units                             XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX   X,XXX,XXX,XXX
   Tube holder units                         XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX

Market not served by Abbott
   Syringe units                           X,XXX,XXX,XXX   X,XXX,XXX,XXX   X,XXX,XXX,XXX   X,XXX,XXX,XXX   X,XXX,XXX,XXX
   Tube holder units                         XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX

Safety market
   Syringe units (% total)                         35.00%          40.00%          45.00%          50.00%            N/A
   Tube holder units (% total)                     29.00%          34.00%          39.00%          44.00%            N/A

Safety market not served by Abbott
   Syringe units                             XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX   X,XXX,XXX,XXX
   Tube holder units                          XX,XXX,XXX      XX,XXX,XXX      XX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX

Retractable market share (% safety)
   Syringe %                                        0.75%           1.25%           1.85%           2.50%            N/A
   Tube holder %                                    0.00%           0.00%           0.00%           1.30%            N/A

Unit prices
   Syringe                                $         X.XX            X.XX            X.XX            X.XX             N/A
   Tube holders                           $         X.XX            X.XX            X.XX            X.XX             N/A

COGS (% sales)                                      68.4%           58.1%           52.6%           48.9%            N/A
COGS (fixed portion)                      $      599,174  $      603,178  $      607,209  $      611,267  $    2,420,828
COGS $                                    $    1,807,046  $    2,559,709  $    3,554,642  $    4,951,421  $   12,872,818

Sales and marketing (% sales)                      15.00%          15.00%          15.00%          15.00%            N/A
Sales and marketing (fixed portion)       $      650,000  $      803,561  $      949,317  $    1,106,889  $    3,509,767
Sales and marketing $                     $      914,989  $    1,308,302  $    1,789,710  $    2,437,181  $    6,450,812

R&D (% sales)                                       0.15%           0.15%           0.15%           0.15%            N/A
R&D (fixed portion)                       $      150,000  $      183,929  $      214,507  $      245,768  $      794,203
R&D $                                     $      152,650  $      188,976  $      222,911  $      259,071  $      823,607

G&A (% sales)                                       5.00%           5.00%           5.00%           5.00%            N/A
G&A (fixed portion)                      $     1,000,000  $    1,226,190  $    1,430,045  $    1,638,452  $    5,294,688
G&A $                                    $     1,088.330  $    1,394,437  $    1,710,176  $    2,081,883  $    6,274,826


                                                  1Q            2Q             3Q               4Q              2
                                          --------------  --------------  --------------  --------------   -------------
Inflation                                            0.7%            0.7%            0.7%            0.7%
Total market growth, syringe units                                                                                   6.0%
Hospital market growth, syringe units                                                                                4.0%
Total market growth, tube holder units                                                                               3.0%

Total market
   Syringe units                           2,144,669,314   2,144,669,314   2,144,669,314   2,144,669,314   8,578,677,256
   Tube holder units                         381,100,000     381,100,000     381,100,000     381,100,000   1,524,400,000

Market served by Abbott
   Syringe units                             XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX   X,XXX,XXX,XXX
   Tube holder units                         XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX

Market not served by Abbott
   Syringe units                           X,XXX,XXX,XXX   X,XXX,XXX,XXX   X,XXX,XXX,XXX   X,XXX,XXX,XXX   X,XXX,XXX,XXX
   Tube holder units                         XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX     XXX,XXX,XXX

Safety market
   Syringe units (% total)                         56.25%          62.50%          68.75%          75.00%            N/A
   Tube holder units (% total)                     50.25%          56.50%          62.75%          69.00%            N/A

Safety market not served by Abbott
   Syringe units
   Tube holder units

Retractable market share (% safety)
   Syringe %                                        3.00%           3.50%           4.00%           4.50%            N/A
   Tube holder %                                    2.00%           2.33%           2.67%           3.00%            N/A

Unit prices
   Syringe                                $         X.XX            X.XX            X.XX            X.XX             N/A
   Tube holders                           $         X.XX            X.XX            X.XX            X.XX             N/A

COGS (% sales)                                      47.1%           45.7%           44.6%           43.6%            N/A
COGS (fixed portion)                      $      615,352  $      619,464  $      623,604  $      627,771  $    2,486,191
COGS $                                    $    6,765,973  $    8,355,120  $   10,111,025  $   12,031,236  $   37,263,353

Sales and marketing (% sales)                      15.00%          15.00%          15.00%          15.00%            N/A
Sales and marketing (fixed portion)       $    1,042,431  $    1,151,784  $    1,267,283  $    1,391,508  $    4,853,006
Sales and marketing $                     $    2,999,210  $    3,690,293  $    4,460,551  $    5,312,564  $   16,462,617

R&D (% sales)                                       0.15%           0.15%           0.15%           0.15%            N/A
R&D (fixed portion)                       $      225,214  $      241,953  $      257,554  $      272,229  $      996,950
R&D $                                     $      244,782  $      267,338  $      289,487  $      311,440  $    1,113,046

G&A (% sales)                                       5.00%           5.00%           5.00%           5.00%            N/A
G&A (fixed portion)                      $     1,831,355  $    1,967,466  $    2,094,333  $    2,213,665  $    8,106,819
G&A $                                    $     2,483,615  $    2,813,636  $    3,158,756  $    3,520,684  $   11,976,690


                                                  1Q            2Q             3Q               4Q              3
                                          --------------  --------------  --------------  --------------   -------------
Inflation                                            0.7%            0.7%            0.7%            0.7%
Total market growth, syringe units                                                                                   6.0%
Hospital market growth, syringe units                                                                                4.0%
Total market growth, tube holder units                                                                               3.0%

Total market
   Syringe units                           2,273,349,473   2,273,349,473   2,273,349,473   2,273,349,473   9,093,397,891
   Tube holder units                         392,533,000     392,533,000     392,533,000     392,533,000   1,570,132,000

Market served by Abbott
   Syringe units
   Tube holder units

Market not served by Abbott
   Syringe units
   Tube holder units

Safety market
   Syringe units (% total)                         78.20%          81.40%          84.60%          87.80%            N/A
   Tube holder units (% total)                     72.20%          75.40%          78.60%          81.80%            N/A

Safety market not served by Abbott
   Syringe units                           1,125,566,009   1,171,624,976   1,217,683,943   1,263,742,911   4,778,617,839
   Tube holder units                         179,436,746     187,389,621     195,342,496     203,295,371     765,464,234

Retractable market share (% safety)
   Syringe %                                        4.75%           5.00%           5.25%           5.50%            N/A
   Tube holder %                                    3.17%           3.33%           3.50%           3.67%            N/A

Unit prices
   Syringe                                $         0.54  $         0.54  $         0.54  $         0.54             N/A
   Tube holders                           $         0.35  $         0.35  $         0.35  $         0.35             N/A

COGS (% sales)                                      43.2%           42.8%           42.5%           42.1%            N/A
COGS (fixed portion)                      $      631,966  $      636,190  $      640,441  $      644,721  $    2,553,318
COGS $                                    $   13,958,675  $   15,113,386  $   16,312,326  $   17,555,249  $   62,939,635

Sales and marketing (% sales)                      15.00%          15.00%          15.00%          15.00%            N/A
Sales and marketing (fixed portion)       $    1,246,808  $    1,341,115  $    1,448,249  $    1,570,287  $    5,606,459
Sales and marketing $                     $    5,875,737  $    6,414,128  $    6,985,392  $    7,591,605  $   26,866,862

R&D (% sales)                                       0.15%           0.15%           0.15%           0.15%            N/A
R&D (fixed portion)                       $      231,307  $    1,020,861  $      236,598  $    1,043,178  $    2,531,945
R&D $                                     $      277,597  $    1,071,592  $      291,970  $    1,103,391  $    2,744,549

G&A (% sales)                                       5.00%           5.00%           5.00%           5.00%            N/A
G&A (fixed portion)                      $     2,313,574  $    2,369,063  $    2,423,249  $    2,476,222  $    9,582,109
G&A $                                    $     3,856,550  $    4,060,067  $    4,268,964  $    4,483,329  $   16,668,910

                                                                    Exhibit II-2

Retractable Technologies, Inc.
Discounted Cash Flow Analysis
Income Statements, Assumptions (Non-Abbott Sales)

                                                      1              2               3               4               5
                                                 ----------     -----------     -----------     -----------     -----------
Inflation                                                                                                2.7%             2.7%
Total market growth, syringe units                                                                       6.0%             6.0%
Hospital market growth, syringe units                                                                    4.0%             4.0%
Total market growth, tube holder units                                                                   3.0%             3.0%

Total market
  Syringe units                                                                                9,639,001,764   10,217,341,870
  Tube holder units                                                                            1,617,235,960    1,665,753,039

Market served by Abbott
  Syringe units                                                                                X,XXX,XXX,XXX    X,XXX,XXX,XXX
  Tube holder units                                                                              XXX,XXX,XXX      XXX,XXX,XXX

Market not served by Abbott
  Syringe units                                                                                X,XXX,XXX,XXX    X,XXX,XXX,XXX
  Tube holder units                                                                            X,XXX,XXX,XXX    X,XXX,XXX,XXX

Safety market
  Syringe units (% total)                                                                              91.00%           91.00%
  Tube holder units (% total)                                                                          85.00%           85.00%

Safety market not served by Abbott
  Syringe units                                                                                X,XXX,XXX,XXX    X,XXX,XXX,XXX
  Tube holder units                                                                              XXX,XXX,XXX      XXX,XXX,XXX

Retractable market share (% safety)
  Syringe %                                                                                             6.00%            6.50%
  Tube holder %                                                                                         4.00%            5.00%

Unit prices
  Syringe                                   $      X.XX       $      X.XX      $      X.XX   $          X.XX  $          X.XX
  Tube holders                              $      X.XX       $      X.XX      $      X.XX   $          X.XX  $          X.XX

COGS (% of sales)                                  65.7%             48.1%            44.4%             44.0%            43.6%
COGS $                                      $12,872,818       $37,263,353      $62,939,625   $    85,662,346  $    99,485,162

Sales and marketing (% sales)                     15.00%            15.00%           15.00%            15.00%           15.00%
Sales and marketing (fixed portion)         $ 3,509,767       $ 4,853,006      $ 5,606,459   $     6,618,491  $     7,152,484
Sales and marketing $                       $ 6,450,182       $16,462,617      $26,866,862   $    35,813,485  $    41,361,727

Research and development (% sales)                 0.15%             0.15%            0.15%             0.15%            0.15%
Research and development (fixed portion)    $   794,203       $   996,950      $ 2,531,945   $     3,004,418  $     3,262,423
R&D $                                       $   823,607       $ 1,113,046      $ 2,744,549   $     3,296,368  $     3,604,515

General and administrative (% sales)               5.00%             5.00%            5.00%             5.00%            5.00%
General and administrative (fixed portion)  $ 5,294,688       $ 8,106,819      $ 9,582,109   $    11,311,794  $    12,224,452
G&A $                                       $ 6,274,826       $11,976,690      $16,668,910   $    21,043,458  $    23,627,532


                                                 6                7                8                9                10
                                            ----------       -----------      -----------      -----------       -----------
Inflation                                           2.7%              2.7%             2.7%              2.7%             2.7%
Total market growth, syringe units                  6.0%              6.0%             6.0%              6.0%             6.0%
Hospital market growth, syringe units               4.0%              4.0%             4.0%              4.0%             4.0%
Total market growth, tube holder units              3.0%              3.0%             3.0%              3.0%             3.0%

Total market
  Syringe units                          10,830,382,382    11,480,205,325   12,169,017,645    12,899,158,704   13,673,108,226
  Tube holder units                       1,715,725,630     1,767,197,399    1,820,213,321     1,874,819,720    1,931,064,312

Market served by Abbott
  Syringe units                           X,XXX,XXX,XXX     X,XXX,XXX,XXX    X,XXX,XXX,XXX     X,XXX,XXX,XXX    X,XXX,XXX,XXX
  Tube holder units                         XXX,XXX,XXX       XXX,XXX,XXX      XXX,XXX,XXX       XXX,XXX,XXX      XXX,XXX,XXX

Market not served by Abbott
  Syringe units                           X,XXX,XXX,XXX     X,XXX,XXX,XXX    X,XXX,XXX,XXX     X,XXX,XXX,XXX    X,XXX,XXX,XXX
  Tube holder units                       X,XXX,XXX,XXX     X,XXX,XXX,XXX    X,XXX,XXX,XXX     X,XXX,XXX,XXX    X,XXX,XXX,XXX

Safety market
  Syringe units (% total)                         91.00%            91.00%           91.00%            91.00%           91.00%
  Tube holder units (% total)                     85.00%            85.00%           85.00%            85.00%           85.00%

Safety market not served by Abbott
  Syringe units                           X,XXX,XXX,XXX     X,XXX,XXX,XXX    X,XXX,XXX,XXX     X,XXX,XXX,XXX    X,XXX,XXX,XXX
  Tube holder units                         XXX,XXX,XXX       XXX,XXX,XXX    X,XXX,XXX,XXX     X,XXX,XXX,XXX    X,XXX,XXX,XXX

Retractable market share (% safety)
  Syringe %                                        6.50%             6.50%            6.50%             6.50%            6.50%
  Tube holder %                                    6.00%             6.00%            6.00%             6.00%            6.00%

Unit prices
  Syringe                                   $      X.XX       $      X.XX      $      X.XX   $          X.XX  $          X.XX
  Tube holders                              $      X.XX       $      X.XX      $      X.XX   $          X.XX  $          X.XX

COGS (% of sales)                                  43.2%             42.9%            44.4%             46.1%            47.8%
COGS $                                     $106,734,339      $112,901,691     $118,705,759   $   124,811,019  $   131,233,057

Sales and marketing (% sales)                     15.00%            15.00%           15.00%            15.00%           15.00%
Sales and marketing (fixed portion)         $ 7,413,074       $ 7,627,246      $ 7,823,298   $     8,024,481  $     8,230,927
Sales and marketing $                       $44,442,893       $47,146,220      $47,883,912   $    48,628,179  $    49,379,174

Research and development (% sales)                 0.15%             0.15%            0.15%             0.15%            0.15%
Research and development (fixed portion)    $ 3,396,917       $ 3,511,088      $ 3,535,150   $     3,559,112  $     3,582,978
R&D $                                       $ 3,767,216       $ 3,906,278      $ 3,935,756   $     3,965,149  $     3,994,460

General and administrative (% sales)               5.00%             5.00%            5.00%             5.00%            5.00%
General and administrative (fixed portion)  $12,669,831       $13,035,876      $13,370,952   $    13,714,798  $    14,067,639
G&A $                                       $25,013,103       $26,208,868      $26,724,490   $    27,249,364  $    27,783,722

                                                                    EXHIBIT II-3

Retractable Technologies, Inc.
Discounted Cash Flow Analysis
Income Statements, Assumptions (Abbott)

                                              1              2              3               4               5
                                         -----------    -----------    ------------    ------------    ------------
Hospital market growth, syringe units
Total market growth, tube holder units

Units
  3 cc                                    29,149,500     36,646,500      42,976,500      49,423,000      55,514,500
  5 cc                                     5,430,000      7,521,000       8,752,500      10,065,500      11,306,500
  10 cc                                    5,242,500      7,112,500       8,277,000       9,518,500      10,692,000
  1 cc                                     9,984,000     23,976,500      31,922,500      40,400,000      48,641,000
                                         -----------    -----------    ------------    ------------    ------------
  Total, syringe                          49,806,000     75,256,500      91,928,500     109,407,000     126,154,000
  BCTH                                    17,512,500     21,862,500      25,639,000      29,485,000      33,907,500
                                         -----------    -----------    ------------    ------------    ------------
  Total units                             67,318,500     97,119,000     117,567,500     138,892,000     160,061,500
                                         ===========    ===========    ============    ============    ============
Abbott net unit cost (pymt to RTI)
  3 cc                                   $      X.XX    $      X.XX    $       X.XX    $       X.XX    $       X.XX
  5 cc                                   $      X.XX    $      X.XX    $       X.XX    $       X.XX    $       X.XX
  10 cc                                  $      X.XX    $      X.XX    $       X.XX    $       X.XX    $       X.XX
  1 cc                                   $      X.XX    $      X.XX    $       X.XX    $       X.XX    $       X.XX
  BCTH                                   $      X.XX    $      X.XX    $       X.XX    $       X.XX    $       X.XX

RTI net sales
  3 cc                                   $13,117,275    $16,490,925    $ 19,339,425    $ 22,240,350    $ 24,981,525
  5 cc                                   $ 4,072,500    $ 5,640,750    $  6,564,375    $  7,549,125    $  8,479,875
  10 cc                                  $ 4,456,125    $ 6,045,625    $  7,035,450    $  8,090,725    $  9,088,200
  1 cc                                   $ 4,992,000    $11,988,250    $ 15,961,250    $ 20,200,000    $ 24,320,500
  BCTH                                   $ 6,129,375    $ 7,651,875    $  8,973,650    $ 10,319,750    $ 11,867,625
                                         -----------    -----------    ------------    ------------    ------------
  Total                                  $32,767,275    $47,817,425    $ 57,874,150    $ 68,399,950    $ 78,737,725
                                         ===========    ===========    ============    ============    ============
RTI Direct Costs per Unit
  3 cc                                   $      X.XX    $      X.XX    $       X.XX    $       X.XX    $       X.XX
  5 cc                                   $      X.XX    $      X.XX    $       X.XX    $       X.XX    $       X.XX
  10 cc                                  $      X.XX    $      X.XX    $       X.XX    $       X.XX    $       X.XX
  1 cc                                   $      X.XX    $      X.XX    $       X.XX    $       X.XX    $       X.XX
  BCTH                                   $      X.XX    $      X.XX    $       X.XX    $       X.XX    $       X.XX

RTI Direct Costs per Unit
  3 cc                                   $ X,XXX,XXX    $ X,XXX,XXX    $  X,XXX,XXX    $  X,XXX,XXX    $  X,XXX,XXX
  5 cc                                   $ X,XXX,XXX    $ X,XXX,XXX    $  X,XXX,XXX    $  X,XXX,XXX    $  X,XXX,XXX
  10 cc                                  $ X,XXX,XXX    $ X,XXX,XXX    $  X,XXX,XXX    $  X,XXX,XXX    $  X,XXX,XXX
  1 cc                                   $ X,XXX,XXX    $ X,XXX,XXX    $  X,XXX,XXX    $  X,XXX,XXX    $  X,XXX,XXX
  BCTH                                   $ X,XXX,XXX    $ X,XXX,XXX    $  X,XXX,XXX    $  X,XXX,XXX    $  X,XXX,XXX
                                         -----------    -----------    ------------    ------------    ------------
  Total                                  $XX,XXX,XXX    $XX,XXX,XXX    $ XX,XXX,XXX    $ XX,XXX,XXX    $ XX,XXX,XXX

COGS (% of sales)                               51.3%          46.8%           46.5%           46.2%           46.0%
COGS $                                   $16,795,780    $22,398,255    $ 26,903,608    $ 31,613,160    $ 36,230,060

Sales and Marketing (% Sales)                   20.5%          20.3%           20.3%           20.3%           20.3%
Sales and Marketing (fixed portion)      $   600,000    $   700,069    $    770,478    $    837,915    $    899,101
Sales and Marketing $                    $ 7,331,850    $10,411,969    $ 12,527,228    $ 14,727,115    $ 16,905,251

R&D (% sales)                                   0.15%          0.15%           0.15%           0.15%           0.15%
R&D (fixed portion)                      $   150,000    $   175,017    $    192,619    $    209,479    $    224,775
R&D $                                    $   199,151    $   246,743    $    279,431    $    312,079    $    342,882

G&A (% sales)                                   1.00%          1.00%           1.00%           1.00%           1.00%
G&A (fixed portion)                      $   600,000    $   700,069    $    770,478    $    837,915    $    899,101
G&A $                                    $   927,673    $ 1,178,244    $  1,349,219    $  1,521,915    $  1,686,478


                                              6              7              8               9              10
                                         -----------    -----------    ------------    ------------    ------------
Hospital market growth, syringe units           4.0%            4.0%            4.0%            4.0%            4.0%
Total market growth, tube holder units          3.0%            3.0%            3.0%            3.0%            3.0%

Units
  3 cc                                    57,735,080     60,044,483      62,446,263      64,944,113      67,541,878
  5 cc                                    11,758,760     12,229,110      12,718,275      13,227,006      13,756,086
  10 cc                                   11,119,680     11,564,467      12,027,046      12,508,128       13,008,453
  1 cc                                    50,586,640     52,610,106      54,714,510      56,903,090      59,179,214
                                         -----------    -----------    ------------    ------------    ------------
  Total, syringe                         131,200,160    136,448,166     141,906,093     147,582,337     153,485,630
  BCTH                                    34,924,725     35,972,467      37,051,641      38,163,190      39,308,086
                                         -----------    -----------    ------------    ------------    ------------
  Total units                            166,124,885    172,420,633     178,957,734     185,745,527     192,793,716
                                         ===========    ===========    ============    ============    ============
Abbott net unit cost (pymt to RTI)
  3 cc                                   $      0.45    $      0.45    $       0.45    $       0.45    $       0.45
  5 cc                                   $      0.75    $      0.75    $       0.75    $       0.75    $       0.75
  10 cc                                  $      0.85    $      0.85    $       0.85    $       0.85    $       0.85
  1 cc                                   $      0.50    $      0.50    $       0.50    $       0.50    $       0.50
  BCTH                                   $      0.35    $      0.35    $       0.35    $       0.35    $       0.35

RTI net sales
  3 cc                                   $25,980,786    $27,020,017    $ 28,100,818    $ 29,224,851    $ 30,393,845
  5 cc                                   $ 8,819,070    $ 9,171,833    $  9,538,706    $  9,920,254    $ 10,317,065
  10 cc                                  $ 9,451,728    $ 9,829,797    $ 10,222,989    $ 10,631,909    $ 11,057,185
  1 cc                                   $25,293,320    $26,305,053    $ 27,357,255    $ 28,451,545    $ 29,589,607
  BCTH                                   $12,223,654    $12,590,363    $ 12,968,074    $ 13,357,116    $ 13,757,830
                                         -----------    -----------    ------------    ------------    ------------
  Total                                  $81,768,558    $84,917,064    $ 88,187,842    $ 91,585,675    $ 95,115,531
                                         ===========    ===========    ============    ============    ============
RTI Direct Costs per Unit
  3 cc                                   $      0.18    $      0.18    $       0.17    $       0.17    $       0.17
  5 cc                                   $      0.22    $      0.21    $       0.21    $       0.21    $       0.21
  10 cc                                  $      0.20    $      0.20    $       0.20    $       0.20    $       0.20
  1 cc                                   $      0.18    $      0.18    $       0.17    $       0.17    $       0.17
  BCTH                                   $      0.18    $      0.17    $       0.17    $       0.17    $       0.17

RTI Direct Costs per Unit
  3 cc                                   $10,231,234    $10,534,078    $ 10,845,887    $ 11,166,925    $ 11,497,466
  5 cc                                   $ 2,537,776    $ 2,612,894    $  2,690,235    $  2,769,866    $  2,851,854
  10 cc                                  $ 2,278,756    $ 2,346,207    $  2,415,655    $  2,487,158    $  2,560,778
  1 cc                                   $ 8,964,458    $ 9,229,806    $  9,503,009    $  9,784,298    $ 10,073,913
  BCTH                                   $ 6,154,435    $ 6,275,677    $  6,399,308    $  6,525,375    $  6,653,925
                                         -----------    -----------    ------------    ------------    ------------
  Total                                  $30,166,659    $30,998,663    $ 31,854,094    $ 32,733,622    $ 33,637,936

COGS (% of sales)                               45.6%          45.2%           44.7%           44.3%           43.9%
COGS $                                   $37,271,752    $38,344,382    $ 39,448,896    $ 40,586,268    $ 41,757,506

Sales and Marketing (% Sales)                   20.3%          20.3%           20.3%           20.3%           20.3%
Sales and Marketing (fixed portion)      $   912,027    $   925,150    $    938,475    $    952,003    $    965,740
Sales and Marketing $                    $17,524,515    $18,167,213    $ 18,834,248    $ 19,526,556    $ 20,245,112

R&D (% sales)                                   0.15%          0.15%           0.15%           0.15%           0.15%
R&D (fixed portion)                      $   228,007    $   231,288    $    234,619    $    238,001    $    241,435
R&D $                                    $   350,660    $   358,663    $    366,900    $    375,379    $    384,108

G&A (% sales)                                   1.00%          1.00%           1.00%           1.00%           1.00%
G&A (fixed portion)                      $   912,027    $   925,150    $    938,475    $    952,003    $    965,740
G&A $                                    $ 1,729,712    $ 1,774,321    $  1,820,353    $  1,867,860    $  1,916,895

Retractable Technologies, Inc.                                     EXHIBIT II-4
Discounted Cash Flow Analysis
Income Statements, Assumptions (International)

                                       1         2             3              4             5              6               7
                                     -----   ----------    ----------    -----------    -----------    -----------    -----------
RTI net sales,
  international (% of U.S.)                         2.0%          5.0%           8.0%          10.0%          10.0%          10.0%
RTI net sales,
  international $                    $   -   $2,194,707    $8,563,148    $17,928,526    $26,118,702    $27,926,092    $29,568,492

COGS (% of sales)                     51.3%        46.8%         46.5%          46.2%          46.0%          45.6%          45.2%
COGS $                               $   -   $1,028,027    $3,980,699    $ 8,286,225    $12,018,154    $12,729,274    $13,351,681

Sales and Marketing
  (% sales)                           20.5%        20.3%         20.3%          20.3%          20.3%          20.3%          20.3%
Sales and Marketing $                $   -   $  445,753    $1,739,547    $ 3,640,542    $ 5,309,524    $ 5,673,598    $ 6,003,762

G&A (% sales)                          2.0%         2.0%          2.0%           2.0%           2.0%           2.0%           2.0%
G&A $                                $   -   $   43,894    $  171,263    $   358,571    $   522,374    $   558,522    $   591,370

                                          8              9              10
                                     ----------     -----------     -----------
RTI net sales,
  international (% of U.S.)                 10.0%          10.0%           10.0%
RTI net sales,
  international $                    $30,184,445    $30,813,873     $31,457,285
COGS (% of sales)                           44.7%          44.3%           43.9%
COGS $                               $13,502,349    $13,655,194     $13,810,339

Sales and Marketing
  (% sales)                                 20.3%          20.3%           20.3%
Sales and Marketing $                $ 6,125,266    $ 6,249,382     $ 6,376,211

G&A (% sales)                                2.0%           2.0%            2.0%
G&A $                                $   603,689    $   616,277     $   629,146

Retractable Technologies, Inc.                                     EXHIBIT II-5
Discounted Cash Flow Analysis
Income Statements, Annual

                                  1             2             3              4            5             6            7
                             -----------   ----------    ----------    -----------   -----------   -----------   -----------
Sales, Abbott                $XX,XXX,XXX   $XX,XXX,XXX   $XX,XXX,XXX   $XX,XXX,XXX   $XX,XXX,XXX   $XX,XXX,XXX   $XX,XXX,XXX
Sales, other U.S.             XX,XXX,XXX    XX,XXX,XXX   XXX,XXX,XXX   XXX,XXX,XXX   XXX,XXX,XXX   XXX,XXX,XXX   XXX,XXX,XXX
Sales, international                   -     X,XXX,XXX     X,XXX,XXX    XX,XXX,XXX    XX,XXX,XXX    XX,XXX,XXX    XX,XXX,XXX
                             -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Sales                      52,370,039   127,409,541   208,173,317   280,961,764   332,918,041   356,560,106   377,945,378
   Cost of goods sold         29,668,598    60,689,635    93,823,942   125,561,731   147,733,376   156,735,366   164,597,755
                             -----------   -----------   -----------   -----------   -----------   -----------   -----------
      Gross income            22,701,440    66,719,906   114,349,375   155,400,034   185,184,665   199,824,740   213,347,623

Sales and marketing           13,782,032    27,320,340    41,133,636    54,181,142    63,576,502    67,641,005    71,317,195
Research and development       1,022,758     1,359,790     3,023,980     3,608,447     3,947,397     4,117,875     4,264,941
Depreciation                   2,234,286     3,319,740     4,134,069     5,021,788     5,547,399     5,803,770     6,220,057
General and administrative     7,202,498    13,198,828    18,189,392    22,923,943    25,836,385    27,301,338    28,574,558
                             -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Operating expenses         24,241,574    45,198,698    66,481,077    85,735,320    98,907,683   104,863,988   110,376,752
                             -----------   -----------   -----------   -----------   -----------   -----------   -----------
       Operating income       (1,540,134)   21,521,208    47,868,298    69,664,714    86,276,982    94,960,752   102,970,872

   Taxes                               -             -    11,632,443    25,184,649    31,602,503    35,223,439    38,588,989
                             -----------   -----------   -----------   -----------   -----------   -----------   -----------

       Net income            $(1,540,134)  $21,521,208   $36,235,855   $44,480,065   $54,674,479   $59,737,313   $64,381,882
                             ===========   ===========   ===========   ===========   ===========   ===========   ===========
Gross margin                        43.3%         52.4%         54.9%         55.3%         55.6%         56.0%         56.4%
Operating margin                    (2.9)%        16.9%         23.0%         24.8%         25.9%         26.6%         27.2%
Net margin                          (2.9)%        16.9%         17.4%         15.8%         16.4%         16.8%         17.0%

                                  8             9            10
                             -----------   ----------    ----------
Sales, Abbott                $XX,XXX,XXX   $XX,XXX,XXX   $XX,XXX,XXX
Sales, other U.S.            XXX,XXX,XXX   XXX,XXX,XXX   XXX,XXX,XXX
Sales, international          XX,XXX,XXX    XX,XXX,XXX    XX,XXX,XXX
                             -----------   -----------   -----------
   Sales                     385,443,048   393,090,871   400,894,458
   Cost of goods sold        171,657,004   179,052,481   186,800,903
                             -----------   -----------   -----------
      Gross income           213,786,045   214,038,390   214,093,556

Sales and marketing           72,843,426    74,404,118    76,000,496
Research and development       4,302,656     4,340,528     4,378,569
Depreciation                   6,722,070     7,337,107     8,071,234
General and administrative    29,148,532    29,733,502    30,329,763
                             -----------   -----------   -----------
   Operating expenses        113,016,684   115,815,255   118,780,061
                             -----------   -----------   -----------
       Operating income      100,769,361    98,223,134    95,313,494

   Taxes                      37,871,470    36,921,060    35,832,706
                             -----------   -----------   -----------

       Net income            $62,897,891   $61,302,074   $59,480,789
                             ===========   ===========   ===========
Gross margin                        55.5%         54.5%         53.4%
Operating margin                    26.1%         25.0%         23.8%
Net margin                          16.3%         15.6%         14.8%

                                                                    Exhibit II-6

Retractable Technologies, Inc.
Discounted Cash Flow Analysis
Depreciation Schedule

                                                           1              2               3               4               5
                                                      ----------     -----------     -----------     -----------     -----------
Net fixed asset utilization on COGS                         1.00            1.50            2.00            2.35            2.70
Beginning net fixed assets                            10,837,598      29,668,598      40,459,757      46,911,971      53,430,524
Required net fixed assets                             29,668,598      40,459,757      46,911,971      53,430,524      54,716,065
Depreciation                                           2,234,286       3,319,740       4,134,069       5,021,788       5,547,399
Capital expenditures                                  21,065,287      14,110,899      10,586,284      11,540,341       6,832,940

Book depreciation:
Straight-line Life (30 yrs)           $  5,042,053       168,068         168,068         168,068         168,068         168,068
Straight-line Life (13 yrs)              5,795,545       445,811         445,811         445,811         445,811         445,811
                                      ------------   -----------     -----------     -----------     -----------     -----------
Existing assets, total                $ 10,837,598       613,880         613,880         613,880         613,880         613,880

Straight-line Life (13 yrs)
Additions-1                           $ 21,065,287     1,620,407       1,620,407       1,620,407       1,620,407       1,620,407
Additions-2                             14,110,899                     1,085,454       1,085,454       1,085,454       1,085,454
Additions-3                             10,586,285                                       814,330         814,330         814,330
Additions-4                             11,540,341                                                       887,719         887,719
Additions-5                              6,832,940                                                                       525,611
Additions-6                              3,332,827
Additions-7                              5,411,734
Additions-8                              6,526,169
Additions-9                              7,995,480
Additions-10                             9,543,651
                                      ------------   -----------     -----------     -----------     -----------     -----------
Total                                 $117,326,859   $ 2,234,286     $ 3,319,740     $ 4,134,069     $ 5,021,788     $ 5,547,399
                                      ============   ===========     ===========     ===========     ===========     ===========

                                             6              7               8               9              10
                                        ----------     -----------     -----------     -----------     -----------
Net fixed asset utilization on COGS           3.00            3.20            3.35            3.45            3.50
Beginning net fixed assets              54,716,065      52,245,122      51,436,798      51,240,897      51,899,270
Required net fixed assets               52,245,122      51,436,798      51,240,897      51,899,270      53,371,686
Depreciation                             5,803,770       6,220,057       6,722,070       7,337,107       8,071,234
Capital expenditures                     3,332,827       5,411,734       6,526,169       7,995,480       9,543,651

Book depreciation:
Straight-line Life (30 yrs)                168,068         168,068         168,068         168,068         168,068
Straight-line Life (13 yrs)                445,811         445,811         445,811         445,811         445,811
                                       -----------     -----------     -----------     -----------     -----------
Existing assets, total                     613,880         613,880         613,880         613,880         613,880

Straight-line Life (13 yrs)
Additions-1                              1,620,407       1,620,407       1,620,407       1,620,407       1,620,407
Additions-2                              1,085,454       1,085,454       1,085,454       1,085,454       1,085,454
Additions-3                                814,330         814,330         814,330         814,330         814,330
Additions-4                                887,719         887,719         887,719         887,719         887,719
Additions-5                                525,611         525,611         525,611         525,611         525,611
Additions-6                                256,371         257,371         256,371         256,371         256,371
Additions-7                                                416,287         416,287         416,287         416,287
Additions-8                                                                502,013         502,013         502,013
Additions-9                                                                                615,037         615,037
Additions-10                                                                                               734,127
                                       -----------     -----------     -----------     -----------     -----------
Total                                  $ 5,803,770     $ 6,220,057     $ 6,722,070     $ 7,337,107     $ 8,071,234
                                       ===========     ===========     ===========     ===========     ===========

Retractable Technologies, Inc.                                     EXHIBIT II-7
Discounted Cash Flow Analysis
Balance Sheets, Annual, Assumptions

                                      Base        1       2      3       4       5       6       7       8       9       10
                                      -----     ----    -----   ----    ----    ----    ----    ----    ----    ----    ----
Accounts receivable (% sales)          27.2%    17.0%   13.3%   13.3%   13.3%   13.3%   13.3%   13.3%   13.3%   13.3%   13.3%

Inventories (% COGS)                   11.8%    11.1%   11.1%   11.1%   11.1%   11.1%   11.1%   11.1%   11.1%   11.1%   11.1%

Other current assets (% sales)          5.0%     3.0%    2.0%    1.5%    1.0%    1.0%    1.0%    1.0%    1.0%    1.0%    1.0%

Accounts payable (% COGS)               9.7%     8.3%    8.3%    8.3%    8.3%    8.3%    8.3%    8.3%    8.3%    8.3%    8.3%

Accrued compensation (% of G&A)         5.8%     5.8%    5.8%    5.8%    5.8%    5.8%    5.8%    5.8%    5.8%    5.8%    5.8%

Other accrued liabilities (% sales)    23.7%     8.3%    8.3%    8.3%    8.3%    8.3%    8.3%    8.3%    8.3%    8.3%    8.3%

                                                                    Exhibit II-8

Retractable Technologies, Inc.
Discounted Cash Flow Analysis
Balance Sheets

                                          Base                1              2              3              4              5
                                       -----------       -----------    -----------    -----------    -----------    -----------
Cash                                    $ 4,468,533      $ 4,468,533    $ 4,468,533     $ 4,468,533    $  4,468,533   $  4,468,533
Accounts receivable                       2,043,342        8,902,907     16,987,939      27,756,442      37,461,569     44,389,072
Inventories                                 938,517        3,296,511      6,743,293      10,424,882      13,951,303     16,414,820
Other                                       379,329        1,571,101      2,548,191       3,122,600       2,809,618      3,329,180
                                        -----------      -----------    -----------     -----------    ------------   ------------
  Current assets                          7,829,721       18,239,052     30,747,955      45,772,458      58,691,023     68,601,605

  Land                                      261,893          261,893        261,893         261,893         261,893        261,893

Property, plant and equipment, gross     14,087,242       35,152,529     49,263,427      59,849,711      71,390,051     78,222,992
Accumulated depreciation                 (3,249,644)      (5,483,930)    (8,803,670)    (12,937,740)    (17,959,528)   (23,506,927)
                                        -----------      -----------    -----------     -----------    ------------   ------------
  Property, plant and equipment, net     10,837,598       29,668,598     40,459,757      46,911,971      53,430,524     54,716,065

Intangible assets, deferred charges, net    542,021          542,021        542,021         542,021         542,021        542,021
                                        -----------      -----------    -----------     -----------    ------------   ------------
    Total assets                        $19,471,233      $48,711,564    $72,011,626     $93,488,343    $112,925,460   $124,121,584
                                        ===========      ===========    ===========     ===========    ============   ============
Accounts payable                        $   768,887      $ 2,472,383    $ 5,057,470     $ 7,818,662    $ 10,463,478   $ 12,311,115
Accrued compensation                        208,382          416,764        763,734       1,052,508       1,326,467      1,494,992
Other accrued liabilities                 1,779,701        4,346,713     10,574,992      17,347,776      23,413,480     27,743,170
                                        -----------      -----------    -----------     -----------    ------------   ------------
  Current liabilities                     2,756,970        7,235,860     16,396,196      26,218,946      35,203,425     41,549,276

Capital, beginning balance               16,714,263       16,714,263     41,475,704      55,615,430      67,269,397     77,722,036
Net income                                       --       (1,540,134)    21,521,208      36,235,855      44,480,065     54,674,479
Distributions                                    --       26,301,575     (7,381,481)    (24,581,889)    (34,027,426)   (49,824,207)
                                        -----------      -----------    -----------     -----------    ------------   ------------
  Capital                                16,714,263       41,475,704     55,615,430      67,269,397      77,722,036     82,572,308
                                        -----------      -----------    -----------     -----------    ------------   ------------
    Total liabilities and capital       $19,471,233      $48,711,564    $72,011,626     $93,488,343    $112,925,460   $124,121,584
                                        ===========      ===========    ===========     ===========    ============   ============

                                                          6              7              8              9             10
                                                     -----------    -----------    -----------    -----------   -----------
Cash                                               $  4,468,533   $  4,468,533    $  4,468,533   $  4,468,533  $  4,468,533
Accounts receivable                                  47,541,347     50,392,717      51,392,406     52,412,116    53,452,594
Inventories                                          17,415,041     18,288,639      19,073,000     19,894,720    20,755,656
Other                                                 3,565,601      3,779,454       3,854,430      3,930,909     4,008,945
                                                   ------------   ------------    ------------   ------------  ------------
  Current assets                                     72,990,522     76,929,343      78,788,370     80,706,278    82,685,728

  Land                                                  261,893        261,893         261,893        261,893       261,893

Property, plant and equipment, gross                 81,555,818     86,967,552      93,493,721    101,489,201   111,032,852
Accumulated depreciation                            (29,310,697)   (35,530,754)    (42,252,824)   (49,589,931)  (57,661,166)
                                                   ------------   ------------    ------------   ------------  ------------
  Property, plant and equipment, net                 52,245,122     51,436,798      51,240,897     51,899,270    53,371,686

Intangible assets, deferred charges, net                542,021        542,021         542,021        542,021       542,021
                                                   ------------   ------------    ------------   ------------  ------------
    Total assets                                   $126,039,558   $129,170,056    $130,833,181   $133,409,462  $136,861,328
                                                   ============   ============    ============   ============  ============
Accounts payable                                   $ 13,061,280   $ 13,716,480    $ 14,304,750   $ 14,921.040  $ 15,566,742
Accrued compensation                                  1,579,759      1,653,433       1,686,645      1,720,494     1,754,996
Other accrued liabilities                            29,713,342     31,495,448      32,120,254     32,757,573    33,407,872
                                                    -----------    -----------     -----------   ------------  ------------
  Current liabilities                                44,354,382     46,865,361      48,111,649     49,399,106    50,729,609

Capital, beginning balance                           82,572,308     81,685,176      82,304,695     82,721,532    84,010,355
Net income                                           59,737,313     64,381,882      62,897,891     61,302,074    59,480,789
Distributions                                       (60,624,445)   (63,762,363)    (62,481,055)   (60,013,250)  (57,359,425)
                                                    -----------    -----------     -----------   ------------  ------------
  Capital                                            81,685,176     82,304,695      82,721,532     84,010,355    86,131,719
                                                    -----------    -----------     -----------   ------------  ------------
    Total liabilities and capital                  $126,039,558   $129,170,056    $130,833,181  $133,409,462   $136,861,328
                                                   ============   ============    ============  =============  ============

                                                                    EXHIBIT II-9
Retractable Technologies, Inc.
Discounted Cash Flow Analysis
Fair Market Value of Net Cash Flow

                                         1             2           3            4             5
                                   ------------   -----------  -----------  -----------  -----------
Net income                         $ (1,540,134)  $21,521,208  $36,235,855  $44,480,065  $54,674,479
Add: Depreciation                     2,234,286     3,319,740    4,134,069    5,021,788    5,547,399
Less: Capital expenditures           21,065,287    14,110,899   10,586,284   11,540,341    6,832,940
Less: Incremental working capital     5,930,440     3,348,568    5,201,752    3,934,086    3,564,731
                                   ------------   -----------  -----------  -----------  -----------
Net cash flow                       (26,301,575)    7,381,481   24,581,889   34,027,426   49,824,207
Discount related to future options       0.9886        0.9776       0.9671       0.9569       0.9469
                                   ------------   -----------  -----------  -----------  -----------
Adjusted net cash flow              (26,000,950)    7,216,483   23,773,966   32,561,715   47,180,086
PV factor @    12.00%                    0.9449        0.8437       0.7533       0.6726       0.6005
                                   ------------   -----------  -----------  -----------  -----------
PV net cash flow                   $(24,568,589)  $ 6,088,335  $17,908,392  $21,900,004  $28,332,026
                                   ------------   -----------  -----------  -----------  -----------
Sum of PVs                         $171,362,690
PV residual value                   194,236,952
                                   ------------
Market value of invested capital    365,599,642
Add: Cash                             4,468,533
Less: Interest-bearing liabilities    6,255,041
Less: Accrued preferred dividends     7,314,916
Less: PV of options outstanding      19,784,925
                                   ------------
FMV of common equity               $336,713,293
                                   ============
Shares outstanding                   23,272,245  (assuming conversion of all remaining preferred shares)
Price per share                    $      14.47




                                         6             7           8            9            10           Residual
                                   ------------   -----------  -----------  -----------  -----------     -----------
Net income                         $ 59,737,313   $64,381,882  $62,897,891  $61,302,074  $59,480,789
Add: Depreciation                     5,803,770     6,220,057    6,722,070    7,337,107    8,071,234
Less: Capital expenditures            3,332,827     5,411,734    6,526,169    7,995,480    9,543,651
Less: Incremental working capital     1,583,811     1,427,843      612,738      630,451      648,947
                                   ------------   -----------  -----------  -----------  -----------
Net cash flow                        60,624,445    63,762,363   62,481,055   60,013,250   57,359,425
Discount related to future options       0.9371        0.9276       0.9182       0.9090       0.8999
                                   ------------   -----------  -----------  -----------  -----------
Adjusted net cash flow               56,813,776    59,143,120   57,367,719   54,549,445   51,619,712       53,013,444
PV factor @    12.00%                    0.5362        0.4787       0.4274       0.3816       0.3407
                                   ------------   -----------  -----------  -----------  -----------
PV net cash flow                   $ 30,461,728   $28,313,078  $24,520,675  $20,817,911  $17,589,130
                                   ------------   -----------  -----------  -----------  -----------

                                                                        Residual Growth Rate:                     2.7%
                                                                        Residual Value Multiple:                 10.75
                                                                        Residual Value                     570,037,033

Retractable Technologies, Inc.                                     EXHIBIT II-10
Discounted Cash Flow Analysis
Discount Rate Calculation

                                                                                                                           Unlevered
        Comparable Firms                      Beta       MVE              Debt         Preferred   Capitalization    D/E      Beta
                                              ---- ---------------   -------------    ----------  ---------------  -------- --------
 1. Becton                                    0.71   8,467,148,811    1,500,000,000            -    9,967,148,811      0.18    0.64
 2. Bio-Plexus                                0.99      21,946,293       16,944,000            -       38,890,293      0.77    0.67
 3. Bioject                                   0.47      47,022,594                -   15,268,469         NASDAQ-S  NASDAQ-S    0.39
 4. Maxxon                                    0.43       2,032,363            4,425            -        2,036,788      0.00    0.43
 5. Med-Design                                1.39     157,226,505           23,369            -      157,249,874      0.00    1.39
 6. Medi-Ject                                 0.31       6,074,147        2,960,307    1,100,000       10,134,454      0.67    0.22
 7. NMT Group                                 1.75      34,544,500        3,560,000            -       38,104,500      0.10    1.64
 8. Specialized                               0.18      14,394,665                -            -       14,394,665         -    0.18
 9. Terumo                                    0.27   4,185,045,096      399,414,000            -    4,584,459,096      0.10    0.25
10. Tyco                                      1.26  96,042,306,408   12,584,800,000            -  108,627,106,408      0.13    1.17
11. Univec                                    1.25       1,563,937          824,460    3,115,205        5,503,602      2.52    0.49
                                              ---- ---------------   -------------    ----------  ---------------  --------    ----
                                                   108,979,305,318   14,508,530,561   19,483,674  123,445,028,490      0.13    0.68
Cost of debt
   Cost of debt capital                       9.75%
   Marginal corporate tax rate               37.9 %
   After tax cost of debt capital             6.05%
Cost of equity
   Debt to capital ratio                     11.8 %
   Market premium                             8.1 %
   Relevered beta with target leverage        0.74

   Total risk premium                         5.96%
   Risk free rate                             5.71%
   Unsystematic risk premium                  1.0 %
   Cost of equity capital                    12.67%

Weighted average cost of capital             11.9 %
                                             -----
Rounded                                      12.0 %
                                             -----

--------------------------------------------------------------------------------

                                  EXHIBIT III

                   MARKET APPROACH: CAPITAL MARKET TECHNIQUE

--------------------------------------------------------------------------------

Retractable Technologies, Inc.
Market Approach: Capital Market Technique
Balance Sheet Comparison
                                                                   Exhibit III-1


Company                              Retractable            Becton        Bio-Plexus            Bioject            Maxxon
-------                              -----------            ------        ----------            -------            ------
Cash & Equivalents               $     4,468,533   $    49,196,000   $     5,627,000    $     4,470,288   $        11,344
Accounts Receivable                    2,043,342       751,720,000           692,000            367,162              --
Inventory                                938,517       678,676,000         3,537,000            745,333              --
Other Current                            379,329       181,085,000           106,000          9,481,174            82,097
                                 ---------------   ---------------   ---------------    ---------------   ---------------
  Total Current Assets                 7,829,721     1,660,677,000         9,962,000         15,063,957            93,441
Net Property & Equipment              11,099,491     1,576,058,000         6,623,000          1,142,724            15,954
Goodwill & Intangibles                   542,021              --             415,000               --              11,598
Other Assets                                --       1,268,361,000         1,079,000          3,104,004           130,000
                                 ---------------   ---------------   ---------------    ---------------   ---------------
  Total Assets                   $    19,471,233   $ 4,505,096,000   $    18,079,000    $    19,310,685   $       250,993
                                 ===============   ===============   ===============    ===============   ===============
Accounts Payable                 $       768,887               N/A   $       745,000    $       352,194   $        29,867
Accrued Liabilities                      843,326               N/A           427,000            653,386              --
Other Current                          1,444,757     1,049,098,000              --              238,837              --
Current Portion LTD & Leases             953,078       304,440,000            70,000               --                --
                                 ---------------   ---------------   ---------------    ---------------   ---------------
  Total Current Liabilities            3,710,048     1,353,538,000         1,242,000          1,244,417            29,867
Long-term Debt                         5,301,963     1,195,560,000        16,874,000               --               4,425
Other LT Liabilities                        --                 N/A           149,000               --                --
Deferred Taxes                              --                 N/A              --                 --                --
                                 ---------------   ---------------   ---------------    ---------------   ---------------
  Total Liabilities                    9,012,011     2,549,098,000        18,265,000          1,244,471            34,292
Preferred Equity                       9,268,245               N/A              --           15,268,469              --
Common Equity                          1,190,977               N/A          (186,000)         2,797,799           216,701
                                 ---------------   ---------------   ---------------    ---------------   ---------------
  Total Equity                        10,459,222     1,955,998,000          (186,000)        18,066,268           216,701
  Total Liabilities and Equity   $    19,471,233   $ 4,505,096,000   $    18,079,000    $    19,310,685   $       250,993
                                 ===============   ===============   ===============    ===============   ===============


Company                                 Med-Design         Medi-Ject         NMT Group       Specialized            Terumo
-------                                 ----------         ---------         ---------       -----------            ------
Cash & Equivalents                 $       339,703   $       229,792  (pound 1,797,000   $        71,939   $   302,859,000
Accounts Receivable                           --             262,672  sterling)   --              45,412       492,047,000
Inventory                                     --             414,890              --                --         256,321,000
Other Current                            4,973,406            41,978         1,541,000            13,726        44,707,000
                                   ---------------   ---------------   ---------------   ---------------   ---------------
  Total Current Assets                   5,313,111           949,332         3,338,000           131,077     1,095,934,000
Net Property & Equipment                   553,409           796,069         8,177,000           532,939     1,101,764,000
Goodwill & Intangibles                   1,611,642           279,394              --                --          41,651,000
Other Assets                                  --                --                --              32,558       337,311,000
                                   ---------------   ---------------   ---------------   ---------------   ---------------
  Total Assets                     $     7,478,162   $     2,024,795 (pound 11,515,000   $       696,574   $ 2,576,660,000
                                                                     sterling)
                                   ===============   ===============   ===============   ===============   ===============
Accounts Payable                   $       206,403   $       176,729               N/A   $        26,678   $   193,453,000
Accrued Liabilities                        193,831           481,144               N/A           156,706       132,727,000
Other Current                                 --                --                 N/A              --         120,566,000
Current Portion LTD & Leases                10,243         2,915,741         1,807,000              --         210,735,000
                                   ---------------   ---------------   ---------------   ---------------   ---------------
  Total Current Liabilities                410,477         3,573,614         1,807,000           183,384       657,481,000
Long-term Debt                              13,126            44,566         1,753,000              --       1,888,679,000
Other LT Liabilities                          --             250,000               N/A         1,351,996       195,528,000
Deferred Taxes                                --                --                 N/A              --                --
                                   ---------------   ---------------   ---------------   ---------------   ---------------
  Total Liabilities                        423,603         3,868,180         3,560,000         1,535,382     1,041,688,000
Preferred Equity                              --                  11              --                --                --
Common Equity                            7,054,559        (1,843,396)        7,955,000          (838,808)    1,534,972,000
                                   ---------------   ---------------   ---------------   ---------------   ---------------
  Total Equity                           7,054,559        (1,843,385)        7,955,000          (838,808)    1,534,972,000
  Total Liabilities and Equity     $     7,478,162   $     2,024,795 (pound 11,515,000   $       696,574   $ 2,576,660,000
                                                                     sterling)
                                   ================  ===============   ===============   ===============   ===============

Company                                         Tyco            Univec          Average*
--------                                        ----            ------          --------
Cash & Equivalents                   $ 1,180,300,000   $        57,064   $   154,316,213
Accounts Receivable                    5,273,000,000           351,905       651,848,615
Inventory                              3,962,000,000           619,621       490,231,384
Other Current                          1,434,800,000           237,131       167,552,751
                                     ---------------   ---------------   ---------------
  Total Current Assets                11,850,100,000         1,265,721     1,463,948,964
Net Property & Equipment               8,062,400,000         1,510,057     1,075,139,615
Goodwill & Intangibles                          --                --           4,396,863
Other Assets                          17,970,400,000            56,067     1,958,047,363
                                     ---------------   ---------------   ---------------
  Total Assets                       $37,882,900,000   $     2,831,845   $ 4,501,532,805
                                     ===============   ===============   ===============
Accounts Payable                     $ 2,709,500,000   $       932,006   $   322,824,653
Accrued Liabilities                             --                --                --
Other Current                          5,229,300,000           439,027       639,964,186
Current Portion LTD & Leases           2,181,600,000           357,173       270,012,816
                                     ---------------   ---------------   ---------------
  Total Current Liabilities           10,120,400,000         1,728,206     1,213,983,097
Long-term Debt                        10,403,200,000           467,287     1,180,484,240
Other LT Liabilities                   1,977,600,000              --         241,653,222
Deferred Taxes                                  --                --                --
                                     ---------------   ---------------   ---------------
  Total Liabilities                   22,501,200,000         2,195,493     2,611,955,237
Preferred Equity                                --                   5         1,696,498
Common Equity                         15,381,700,000           636,347     1,880,501,022
                                     ---------------   ---------------   ---------------
  Total Equity                        15,381,700,000           636,352     1,889,577,569
  Total Liabilities and Equity       $37,882,900,000   $     2,831,845   $ 4,501,532,805
                                     ===============   ===============   ===============

* Excluding NMT Group, whose numbers are stated in terms of British pounds.

Retractable Technologies, Inc.
Market Approach: Capital Market Technique
Common Size Balance Sheet Comparison
                                                                   Exhibit III-2

Company                                     Retractable Becton   Bio-Plexus Bioject   Maxxon   Med-Design Medi-Ject NMT Group
-------                                     ----------- ------   ---------- -------   ------   ---------- --------- ---------
Cash & Equivalents                             22.9%     1.1%        31.1%   23.1%      4.5%      4.5%      11.3%      15.6%
Accounts Receivable                            10.5%    16.7%         3.8%    1.9%      0.0%      0.0%      13.0%       0.0%
Inventory                                       4.8%    15.1%        19.6%    3.9%      0.0%      0.0%      20.5%       0.0%
Other Current                                   1.9%     4.0%         0.6%   49.1%     32.7%     66.5%       2.1%      13.4%
                                              -----    -----        -----   -----     -----     -----      -----      -----
  Total Current Assets                         40.2%    36.9%        55.1%   78.0%     37.2%     71.0%      46.9%      29.0%
Net Property & Equipment                       57.0%    35.0%        36.6%    5.9%      6.4%      7.4%      39.9%      71.0%
Goodwill & Intangibles                          2.8%     0.0%         2.3%    0.0%      4.6%     21.6%      13.8%       0.0%
Other Assets                                    0.0%    28.2%         6.0%   16.1%     51.8%      0.0%       0.0%       0.0%
                                              -----    -----        -----   -----     -----     -----      -----      -----
  Total Assets                                100.0%   100.0%       100.0%  100.0%    100.0%    100.0%     100.0%     100.0%
                                              =====    =====        =====   =====     =====     =====      =====      =====
Accounts Payable                                3.9%    #N/A          4.1%    1.8%     11.9%      2.8%       8.7%      #N/A
Accrued Liabilities                             4.3%    #N/A          2.4%    3.4%      0.0%      2.6%      23.8%      #N/A
Other Current                                   5.9%    23.3%         0.0%    1.2%      0.0%      0.0%       0.0%      #N/A
Current Portion LTD & Leases                    4.9%     6.8%         0.4%    0.0%      0.0%      0.1%     144.0%      15.7%
                                              -----    -----        -----   -----     -----     -----      -----      -----
  Total Current Liabilities                    19.1%    30.0%         5.9%    6.4%     11.9%      5.5%     176.5%      15.7%
Long-term Debt                                 27.2%    26.5%        93.3%    0.0%      1.8%      0.2%       2.2%      15.2%
Deferred Taxes                                  0.0%    #N/A          0.8%    0.0%      0.0%      0.0%      12.3%      #N/A
Other LT Liabilities                            0.0%    #N/A          0.0%    0.0%      0.0%      0.0%       0.0%      #N/A
                                              -----    -----        -----   -----     -----     -----      -----      -----
  Total Liabilities                            46.3%    56.6%       101.0%    6.4%     13.7%      5.7%     191.0%      30.9%
Preferred Equity                               47.6%    #N/A          0.0%   79.1%      0.0%      0.0%       0.0%       0.0%
Common Equity                                   6.1%    #N/A         -1.0%   14.5%     86.3%     94.3%     -91.0%      69.1%
                                              -----    -----        -----   -----     -----     -----      -----      -----
  Total Equity                                 53.7%    43.4%        -1.0%   93.6%     86.3%     94.3%     -91.0%      69.1%
                                              -----    -----        -----   -----     -----     -----      -----      -----
  Total Liabilities and Equity                100.0%   100.0%       100.0%  100.0%    100.0%    100.0%     100.0%     100.0%
                                              =====    =====        =====   =====     =====     =====      =====      =====

Company                                     Specialized   Terumo    Tyco    Univec   Average
-------                                     -----------   ------    ----    ------   -------
Cash & Equivalents                             10.3%       11.8%     3.1%     2.0%     3.4%
Accounts Receivable                             6.5%       19.1%    13.9%    12.4%    14.5%
Inventory                                       0.0%        9.9%    10.5%    21.9%    10.9%
Other Current                                   2.0%        1.7%     3.8%     8.4%     3.7%
                                              -----       -----    -----    -----    -----
  Total Current Assets                         18.8%       42.5%    31.3%    44.7%    32.5%
Net Property & Equipment                       76.5%       42.8%    21.3%    53.3%    23.9%
Goodwill & Intangibles                          0.0%        1.6%     0.0%     0.0%     0.1%
Other Assets                                    4.7%       13.1%    47.4%     2.0%    43.5%
                                              -----       -----    -----    -----    -----
  Total Assets                                100.0%      100.0%   100.0%   100.0%   100.0%
                                              =====       =====    =====    =====    =====
Accounts Payable                                3.8%        7.5%     7.2%    32.9%     7.2%
Accrued Liabilities                            22.5%        5.2%     0.0%    #N/A      0.0%
Other Current                                   0.0%        4.7%    13.8%    15.5%    14.2%
Current Portion LTD & Leases                    0.0%        8.2%     5.8%    12.6%     6.0%
                                              -----       -----    -----    -----    -----
  Total Current Liabilities                    26.3%       25.5%    26.7%    61.0%    27.0%
Long-term Debt                                  0.0%        7.3%    27.5%    16.5%    26.2%
Deferred Taxes                                194.1%        7.6%     5.2%     0.0%     5.4%
Other LT Liabilities                            0.0%        0.0%     0.0%     0.0%     0.0%
                                              -----       -----    -----    -----    -----
  Total Liabilities                           220.4%       40.4%    59.4%    77.5%    58.0%
Preferred Equity                                0.0%        0.0%     0.0%     0.0%     0.0%
Common Equity                                -120.4%       59.6%    40.6%    22.5%    41.8%
                                              -----       -----    -----    -----    -----
  Total Equity                               -120.4%       59.6%    40.6%    22.5%    42.0%
                                              -----       -----    -----    -----    -----
  Total Liabilities and Equity                100.0%      100.0%   100.0%   100.0%   100.0%
                                              =====       =====    =====    =====    =====

Retractable Technologies, Inc.
Market Approach: Capital Market Technique
Income Statement Comparison
                                                                   Exhibit III-3


Company                              Retractable            Becton        Bio-Plexus            Bioject           Maxxon*
-------                              -----------            ------        ----------            -------           -------
LTM Ended                               12/31/99           9/30/99          NASDAQ-S           NASDAQ-S           9/30/99
Revenues                         $     7,518,631   $ 3,618,334,000   $     5,487,000    $     1,445,788   $          --
Cost of Revenues                       6,751,768     1,848,332,000         3,309,000          2,038,679              --
                                 ---------------   ---------------   ---------------    ---------------   ---------------
  Gross Margin                           766,863     1,770,002,000         2,158,000           (592,891)             --
SG&A                                   7,914,671       973,902,000         7,144,000          2,701,574         1,001,179
R&D                                      696,633       223,782,000         1,125,000          1,541,501            52,849
Other                                  1,192,452        57,514,000              --                 --               6,556
                                 ---------------   ---------------   ---------------    ---------------   ---------------
  EBIT                                (9,036,693)      514,804,000        (6,111,000)        (4,835,966)       (1,060,584)
Interest Income                          162,524        76,213,000              --              340,227              --
Interest Expense                        (126,340)      (74,197,000)       (5,050,000)              --             (17,868)
Other Inc./(Expense)                        --           3,114,000          (289,000)           120,614              --
                                 ---------------   ---------------   ---------------    ---------------   ---------------
  EBT                            $    (9,000,709)  $   519,934,000   $   (11,450,000)   $    (4,375,125)  $    (1,078,452)
Income Tax                                  --         127,037,000              --                 --                --
                                 ---------------   ---------------   ---------------    ---------------   ---------------
  Net Income                     $    (9,000,709)  $   392,897,000   $   (11,450,000)   $    (4,375,125)  $    (1,078,452)
                                 ===============   ===============   ===============    ===============   ===============
Deprec. & Amort.                 $       972,067   $   288,255,000           537,000            477,720   $         6,555
EBITDA                           $    (8,064,826)  $   803,059,000   $    (5,574,000)   $    (4,358,246)  $    (1,054,029)
Capital Expenditures             $     1,940,341   $   376,372,000         2,906,000            180,207   $          --


Company                               Med-Design         Medi-Ject               NMT Group        Specialized            Terumo
-------                               ----------         ---------               ---------        -----------            ------
LTM Ended                               NASDAQ-S          NASDAQ-S                 6/30/00            9/30/00           3/31/00
Revenues                         $     4,000,000   $     2,509,722   (Pounds)      105,000    $       617,742   $ 1,614,896,000
Cost of Revenues                            --           1,781,351               3,772,000            343,829       790,396,000
                                 ---------------   ---------------   ---------------------    ---------------   ---------------
  Gross Margin                         4,000,000           728,371              (3,667,000)           273,913       824,500,000
SG&A                                   3,764,017         3,102,460               5,951,000          2,395,068       549,491,000
R&D                                    1,237,791         1,538,173                    --              924,334              --
Other                                  2,182,851              --                 2,186,000             (6,268)             --
                                 ---------------   ---------------   ---------------------    ---------------   ---------------
  EBIT                                (3,184,659)       (3,912,262)            (11,804,000)        (3,039,221)      275,009,000
Interest Income                             --               2,847                 464,000             25,912         3,557,000
Interest Expense                         (62,542)         (152,439)               (238,000)              --          (7,264,000)
Other Inc./(Expense)                    (160,483)             --                      --                8,850      (164,717,000)
                                 ---------------   ---------------   ---------------------    ---------------   ---------------
  EBT                                 (3,407,684)       (4,061,854)            (11,578,000)        (3,004,459)      106,585,000
Income Tax                                  --                --                      --                 --          47,302,000
                                 ---------------   ---------------   ---------------------    ---------------   ---------------
  Net Income                     $    (3,407,684)  $    (4,061,854)  (Pounds)   11,578,000)   $    (3,004,459)  $    59,283,000
                                 ===============   ===============   =====================    ===============   ===============
Deprec. & Amort.                 $       352,865   $       442,968   (Pounds)    1,832,000    $       403,071   $   125,094,000
EBITDA                           $    (2,831,794)  $    (3,469,294)  (Pounds)    9,972,000    $    (2,636,150)  $   400,103,000
Capital Expenditures             $        38,331           123,076   (Pounds)    2,575,000    $        34,212   $   186,906,000


Company                                     Tyco            Univec         Average**
-------                                     ----            ------         ---------
LTM Ended                                9/30/99           9/30/99
Revenues                         $28,931,900,000   $     3,718,784   $ 3,416,288,904
Cost of Revenues                            --           3,172,339       264,937,320
                                 ---------------   ---------------   ---------------
  Gross Margin                    28,931,900,000           546,445     3,153,351,584
SG&A                              22,650,500,000         1,486,092     2,419,548,739
R&D                                         --              71,319        23,027,297
Other                                       --            (239,573)        5,945,757
                                 ---------------   ---------------   ---------------
  EBIT                             6,281,400,000          (771,393)      704,829,792
Interest Income                             --                --           8,013,899
Interest Expense                    (769,600,000)          (78,691)      (85,642,254)
Other Inc./(Expense)                (550,400,000)         (794,244)      (71,111,726)
                                 ---------------   ---------------   ---------------
  EBT                              4,961,400,000        (1,644,328)      555,889,710
Income Tax                         1,235,000,000              --         140,933,810
                                 ---------------   ---------------   ---------------
  Net Income                     $ 3,726,400,000   $    (1,644,328)  $   414,955,810
                                 ===============   ===============   ===============
Deprec. & Amort.                 $ 1,102,700,000   $       220,648   $   151,848,983
EBITDA                           $ 7,384,100,000   $      (550,745)  $   856,678,774
Capital Expenditures             $ 1,816,800,000   $        29,065   $   238,338,889

*  Maxxon income data for 9 months only
** Excluding NMT Group, whose numbers are stated in terms of British Pounds

                                                                   EXHIBIT III-4

Retractable Technologies, Inc.
Market Approach: Capital Market Technique
Common Size Income Statement Comparison


Company:                            Retractable     Becton      Bio-Plexus     Bioject      Maxxon       Med-Design
--------                            -----------     -------     ----------    --------      ------       ----------
Revenues                               100.0%        100.0%        100.0%       100.0%        #N/A          100.0%
Cost of Revenues                        89.8%         51.1%         60.5%       141.0%        #N/A            0.0%
                                      -------        ------       -------      -------        ----         -------
  Gross Margin                          10.2%         48.9%         39.5%       (41.0)%       #N/A          100.0%

SG&A                                   105.3%         26.9%        130.7%       186.9%        #N/A           94.1%
R&D                                      9.3%          6.2%         20.6%       106.6%        #N/A           30.9%
Other                                   15.9%          1.6%          0.0%         0.0%        #N/A           54.6%
                                      -------        ------       -------      -------        ----         -------
  EBIT                                (120.2)%        14.2%       (111.8)%     (334.5)%       #N/A          (79.6)%

Interest Income                          2.2%          2.1%          0.0%        23.5%        #N/A            0.0%
Interest Expense                        (1.7)%        (2.1)%       (92.4)%        0.0%        #N/A           (1.6)%
Other Income/(Expense)                   0.0%          0.1%         (5.3)%        8.3%        #N/A           (4.0)%
                                      -------        ------       -------      -------        ----         -------
  EBT                                 (119.7)%        14.4%       (209.4)%     (302.6)%       #N/A          (85.2)%

Income Tax                               0.0%          3.5%          0.0%         0.0%        #N/A            0.0%
                                      -------        ------       -------      -------        ----         -------
  Net Income                          (119.7)%        10.9%       (209.4)%     (302.6)%       #N/A          (85.2)%
                                      =======        ======       =======      =======        ====         =======
Depreciation & Amortization             12.9%          8.0%          9.8%        33.0%        #N/A            8.8%

EBITDA                                (107.3)%        22.2%       (102.0)%     (301.4)%       #N/A          (70.8)%

Capital Expenditures                    25.8%         10.4%         53.2%        12.5%        #N/A            1.0%



Company:                             Medi-Ject     NMT Group    Specialized     Terumo        Tyco          Univec       Average
--------                            -----------   ----------    -----------    --------      ------       ----------    --------
Revenues                               100.0%        100.0%        100.0%       100.0%       100.0%         100.0%       100.0%
Cost of Revenues                        71.0%       3592.4%         55.7%        48.9%         0.0%          85.3%         7.8%
                                      -------      --------       -------      -------       ------        -------       ------
  Gross Margin                          29.0%      (3492.4)%        44.3%        51.1%       100.0%          14.7%        92.2%

SG&A                                   123.6%       5667.6%        387.7%        34.0%        78.3%          40.0%        70.8%
R&D                                     61.3%          0.0%        149.6%         0.0%         0.0%           1.9%         0.7%
Other                                    0.0%       2081.9%         (1.0)%        0.0%         0.0%          (6.4)%        0.2%
                                      -------      --------       -------      -------       ------        -------       ------
  EBIT                                (155.9)%    (11241.9)%      (492.0)%       17.0%        21.7%         (20.7)%       20.6%

Interest Income                          0.1%        441.9%          4.2%         0.2%         0.0%           0.0%         0.2%
Interest Expense                        (6.1)%      (226.7)%         0.0%        (0.4)%       (2.7)%         (2.1)%       (2.5)%
Other Income/(Expense)                   0.0%          0.0%          1.4%       (10.2)%       (1.9)%        (21.4)%       (2.1)%
                                      -------      --------       -------      -------       ------        -------       ------
  EBT                                 (161.8)%    (11026.7)%      (486.4)%        6.6%        17.1%         (44.2)%       16.3%

Income Tax                               0.0%          0.0%          0.0%         2.9%         4.3%           0.0%         4.1%
                                      -------      --------       -------      -------       ------        -------       ------
  Net Income                          (161.8)%    (11026.7)%      (486.4)%        3.7%        12.9%         (44.2)%       12.1%
                                      ========     ========       ========     =======       ======        =======       ======
Depreciation & Amortization             17.7%       1744.8%         65.2%         7.7%         3.8%           5.9%         4.4%

EBITDA                                (138.2)%     (9497.1)%      (426.7)%       24.8%        25.5%         (14.8)%       25.1%

Capital Expenditures                     4.9%       2452.4%          5.5%        11.6%         6.3%           0.8%         7.0%

                                                                   EXHIBIT III-5
Retractable Technologies, Inc.
Market Approach: Capital Market Technique
Financial Ratio Analysis


Company:                           Retractable      Becton       Bio-Plexus       Bioject       Maxxon       Med-Design
--------                           -----------      -------      ----------      --------       ------       ----------
Operating Margin                       (120.2)%         14.2%        (111.8)%        (334.5)%       #N/A          (79.6)%
Interest Burden                          1.00           1.01           1.87            0.90         1.02           1.07
Tax Burden                               1.00           0.76           1.00            1.00         1.00           1.00
Asset Turnover                           0.39           0.80           0.30            0.07           --           0.53
Financial Leverage                       1.86           2.30         (97.20)           1.07         1.16           1.06

Return on Assets                        (46.2)%          8.7%         (63.3)%         (22.7)%       #N/A          (45.6)%
Return on Equity                        (86.1)%         20.1%       6,155.9 %         (24.2)%       #N/A          (48.3)%

Current Ratio                            2.11           1.23           8.02           12.11         3.13          12.94
Quick Ratio                              1.76           0.59           5.09            3.89         0.38           0.83
Net Working Capital (NWC)          $4,119,673   $307,139,000     $8,720,000     $13,819,540      $63,574     $4,902,634
NWC/Release                              54.8 %          8.5%         159.5 %         955.8 %       #N/A          122.6%
Adj NWC                            $  604,218   $562,383,000     $3,163,000     $ 9,349,252      $52,230     $4,573,174
Adj NWC/Revenue                           8.0 %         15.5%          59.7 %         646.7 %       #N/A          114.3%

Receivables Turnover                     3.68            4.81          7.90            3.94         #N/A           #N/A
Days Receivables                           99              76            46              93         #N/A           #N/A
Inventory Turnover                       7.19            2.72          0.94            2.74         #N/A           #N/A
Days Inventory                             51             134           390             133         #N/A           #N/A
Payables Turnover                        8.78            #N/A          4.44            5.79           --             --
Days Payables                              42            #N/A            82              63         #N/A           #N/A
Trade Cycle                               108            #N/A           354             163         #N/A           #N/A
Revenues to Net PP&E                     0.68            2.30          0.83            1.27           --           7.23

Interest Coverage                      (71.53)           6.94         (1.21)           #N/A       (59.36)        (50.92)
Total Liabilities to Total Assets        46.3 %          56.6%        101.1 %           6.4 %       13.7%           5.7%

Effective Tax Rate                        0.0 %          24.4%          0.0 %           0.0 %        0.0%           0.0%

Expected LT Growth Rate                  #N/A            12.8%         #N/A           100.0 %       #N/A           #N/A

Historical Sales Growth Rate*           258.7%            7.7%         18.0 %         (20.2)%       #N/A           #N/A


Company:                            Medi-Ject       NMT Group         Specialized      Terumo            Tyco          Univec
--------                           -----------   -----------------   ------------   -------------   --------------   -----------
Operating Margin                       (155.9)%         (11,241.9)%      (492.0)%           17.0%             21.7        (20.7)%
Interest Burden                          1.04                0.98          0.99             0.39              0.79         2.13
Tax Burden                               1.00                1.00          1.00             0.56              0.75         1.00
Asset Turnover                           1.24                0.01          0.89             0.63              0.76         1.31
Financial Leverage                      (1.10)               1.45         (0.83)            1.68              2.46         4.45

Return on Assets                       (200.6)%            (100.5)%      (431.3)%            2.3%              9.8%       (58.1)%
Return on Equity                        220.3 %            (145.5)%       358.2 %            3.9%             24.2%      (258.4)%

Current Ratio                            0.27                1.85          0.71             1.67              1.17         0.73
Quick Ratio                              0.14                0.99          0.64             1.21              0.64         0.24
Net Working Capital (NWC)         $(2,624,282)  (pound) 1,531,000     $ (52,307)    $438,453,000    $1,729,700,000    $(462,485)
NWC/Release                            (104.6)%            1458.1 %        (8.5)%           27.2%              6.0%       (12.4)%
Adj NWC                           $    61,667   (pound) 1,541,000     $(124,246)    $346,329,000    $2,731,000,000    $(162,376)
Adj NWC/Revenue                           2.5 %           1,467.6 %       (20.1)%           21.4%              9.4%        (4.4)%

Receivables Turnover                     9.55                #N/A          13.60            3.28              5.49        10.57
Days Receivables                           38                #N/A             27             111                67           35
Inventory Turnover                       4.29                #N/A           #N/A            3.08                --         5.12
Days Inventory                             85                #N/A           #N/A             118              #N/A           71
Payables Turnover                       10.08                #N/A          12.89            4.09                --         3.40
Days Payables                              36                #N/A             28              89              #N/A          107
Trade Cycle                                87                #N/A           #N/A             140              #N/A           (1)
Revenues to Net PP&E                     3.15                0.01           1.16            1.47              3.59         2.46

Interest Coverage                      (25.66)             (49.60)          #N/A           37.86              8.16        (9.80)
Total Liabilities to Total Assets       191.0 %              30.9 %        220.4 %          40.4%             59.4%        77.5 %

Effective Tax Rate                        0.0 %               0.0 %          0.0 %          44.4%             24.9%         0.0 %

Expected LT Growth Rate                  #N/A                30.0 %         #N/A            33.4%             21.3%        #N/A

Historical Sales Growth Rate*            (3.3)%              #N/A          235.8 %           7.1%             23.2%        #N/A

---------------
*   Compound average growth rate for two most recent fiscal years

                                                                   Exhibit III-6

Retractable Technologies, Inc.
Market Approach: Capital Market Technique
Calculation of Market Value and Pricing Multiples


Company                                Becton       Bio-Plexus        Bioject        Maxxon      Med-Design      Medi-Ject
-------                                ------       ----------        -------        ------      ----------      ---------
Exchange                                NYSE          NASDAQ-S        NASDAQ-S       OTC BB       NASDAQ-S        NASDAQ-S
Date                                  12/8/00          12/8/00         12/8/00      12/8/00        12/8/00         12/8/00
Price                               $    33.4375    $    1.4688    $    6.0000     $    0.1650   $    15.0000   $    4.2500
Shares Outstanding                   253,223,142     14,942,157      7,837,099      12,317,349     10,481,767     1,429,211

Other Common                                  --             --             --              --             --            --

  MVE                              8,467,148,811     21,946,293     47,022,594       2,032,363    157,226,505     6,074,147

Debt                               1,500,000,000     16,944,000             --           4,425         23,369     2,960,307
Preferred Warrants                            --             --     15,268,469              --             --     1,100,000

  MVC                              9,967,148,811     38,890,293     62,291,063       2,036,788    157,249,874    10,134,454

MVE/Revenue                                 2.34           4.01          32.52             NMF          39.31          2.42
MVE/Net Income                             21.55            NMF            NMF             NMF            NMF           NMF
MVE/BVE                                     4.33            NMF           2.60            9.38          22.29           NMF
MVE/Assets                                  1.88           1.21           2.44            8.10          21.02          3.00
MVC/Revenue                                 2.75           7.11          43.08             NMF          39.31          4.04
MVC/EBITDA                                 12.41            NMF            NMF             NMF            NMF           NMF
MVC/EBIT                                   19.36            NMF            NMF             NMF            NMF           NMF
MVC/Assets                                  2.21           2.15           3.23            8.11          21.03          5.01



Company                              NMT Group       Specialized        Terumo              Tyco            Univec
-------                              ---------       -----------     ------------      ---------------    -----------
Exchange                                 UK            OTC BB           Tokyo                NYSE            OTC BB
Date                                  12/8/00         12/8/00          12/8/00             12/8/00          12/8/00
Price                            (pound)  0.1475    $    1.1563    $      19.8460     $        57.0000    $     0.25
Shares Outstanding                   234,200,000     12,449,440       210,876,000        1,684,952,744     6,255,746

Other Common                                  --             --                --                   --            --

  MVE                                 34,544,500     14,394,665     4,185,045,096       96,042,306,408     1,563,937

Debt                                   3,560,000             --       399,414,000       12,584,800,000       824,460
Preferred Warrants                            --             --                --               --         3,115,205

  MVC                                 38,104,500     14,394,665     4,584,459,096      108,627,106,408     5,503,602

MVE/Revenue                               329.00          23.30              2.59                 3.32          0.42
MVE/Net Income                               NMF            NMF             70.59                25.77           NMF
MVE/BVE                                     4.34            NMF              2.73                 6.24          2.46
MVE/Assets                                  3.00          20.66              1.62                 2.54          0.55
MVC/Revenue                               362.90          23.30              2.84                 3.75          1.48
MVC/EBITDA                                   NMF            NMF             11.46                14.71           NMF
MVC/EBIT                                     NMF            NMF             16.67                17.29           NMF
MVC/Assets                                  3.31          20.66              1.78                 2.87          1.94

Retractable Technologies, Inc.                                     EXHIBIT III-7
Market Approach: Capital Market Technique
Summary of Pricing Multiples

                                                                                                               Coef. of
                               Minimum     Average    Median     Maximum     Lower Q     Upper Q   Std. Dev.   Variation
                               -------     -------    ------     -------     -------     -------   ---------   ---------
MVE/Revenue                      0.42       43.92      3.67       329.00       2.46        30.22     101.18       2.30
MVE/Net Income                  21.55       39.31     25.77        70.59      23.66        48.18      27.18       0.69
MVE/BVE                          2.46        6.80      4.34        22.29       2.70         7.03       6.68       0.98
MVE/Assets                       0.55        6.00      2.54        21.02       1.75         5.55       7.59       1.27
MVC/Revenue                      1.48       49.06      5.58       362.90       3.07        35.31     111.39       2.27
MVC/EBITDA                      11.46       12.86     12.41        14.71      11.93        13.56       1.67       0.13
MVC/EBIT                        16.67       17.77     17.29        19.36      16.98        18.33       1.41       0.08
MVC/Assets                       1.78        6.57      3.23        21.03       2.18         6.56       7.29       1.11

Selected multiple (based
  on Bioject)
MVC/Revenue                     43.08
Revenue (September 30,
 2000)                   $  7,518,631

MVC                      $323,936,509
Debt                        6,255,041
Preferred dividends         7,314,916
PV of options
  outstanding              19,784,925
                         ------------
MVE                      $290,581,627
                         ============